UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM SB-2/A

                                 AMENDMENT NO. 1


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           UNITY WIRELESS CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         DELAWARE                         4812                    91-1940650
-----------------------------  ----------------------------  -------------------
  State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization  Classification Code Number)   Identification No.)

7438 Fraser Park Drive, Burnaby, British Columbia, Canada V5J 5B9 (800) 337-6642
--------------------------------------------------------------------------------
   (Address and telephone number of registrant's principal executive offices)

                          Ilan Kenig, President and CEO
7438 Fraser Park Drive, Burnaby, British Columbia, Canada V5J 5B9 (800) 337-6642
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                           Copy of communications to:
                              Oscar D. Folger, Esq.
                                 521 5th Avenue
                            New York, New York 10175
                            Telephone: (212) 697-6464

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------
    Title of each class                             Proposed maximum       Proposed maximum
    of securities to be         Amount to be         offering price       aggregate offering          Amount of
        registered              registered(1)         per share(2)          price (US$)(2)       registration fee(3)
----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value       14,500,122               0.445               $6,452,554               $817.54
----------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 429, this is a combined registration statement that covers 3,689,886 shares being carried forward from Registration Statements Nos. 333-82922 and 333-99169 and 10,810,236 shares being registered for the first time by this registration statement.

(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for purposes of calculating the Registration Fee. The fee is based upon the average of the high and low prices for a share of common stock of the registrant, as quoted through the over-the-counter bulletin board on April 22, 2004.

(3) A registration fee of $387.00 was previously paid in connection with the registration of 5,147,551 shares on Registration Statement No. 333-82922 of which 1,924,217 shares are being carried forward, corresponding to a registration fee previously paid of $144.66. In addition, a registration fee of $51.94 was previously paid in connection with the registration of 2,454,786 shares on Registration Statement No. 333-99169 of which 1,765,669 shares are being carried forward, corresponding to a registration fee previously paid of $37.36. A registration fee of $635.52 is being submitted in connection with this registration statement.


                               -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                EXPLANATORY NOTE


Unity Wireless Corporation has previously filed Registration Statements Nos. 333-82922 and 333-99169 to register shares of its common stock, as well as shares of its common stock underlying warrants held by certain selling shareholders. Pursuant to Rule 429 of the Securities Act of 1933, as amended, this Registration Statement also serves as a post-effective amendment to the prior registration statements. This Registration Statement eliminates those selling shareholders who have previously sold such shares pursuant to the previous registration statements and also eliminates those selling shareholders to whom the Company no longer has registration obligations. This Registration Statement also registers an additional 10,810,236 shares of common stock or shares of common stock underlying warrants which have not previously been registered.


THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES AND THE SELLING SHAREHOLDER IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             PRELIMINARY PROSPECTUS

                   SUBJECT TO COMPLETION DATED, APRIL 22, 2004

                           UNITY WIRELESS CORPORATION
                             A DELAWARE CORPORATION


         14,500,122 SHARES OF COMMON STOCK OF UNITY WIRELESS CORPORATION
                        _________________________________


      The prospectus relates to the resale by certain selling stockholders of Unity Wireless Corporation of up to 14,500,122 shares of our common stock in connection with the resale of:


      -     up to 8,045,836 shares issued upon exercise of warrants;


      -     up to 1,176,666 shares issued on conversion of promissory notes;

      -     up to 160,577 shares issued in payment of accounts payable; and


      -     up to 5,117,043 shares issuable on the exercise of warrants


For a description of the plan of distribution of the shares, please see page 10 of this Prospectus.

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "UTYW". On April 15, 2004, the closing bid price of our common stock was $0.515.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April 22, 2004.

TABLE OF CONTENTS


                                                                    PAGE NUMBER

PROSPECTUS SUMMARY INFORMATION                                           5

RISK FACTORS                                                             6

USE OF PROCEEDS                                                          8

SELLING SECURITY HOLDERS                                                 8

PLAN OF DISTRIBUTION                                                     10

LEGAL PROCEEDINGS                                                        12

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS             12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT           15

DESCRIPTION OF SECURITIES                                                16

INTEREST OF NAMED EXPERTS AND COUNSEL                                    17

DISCLOSURE OF COMMISION POSITION OF INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES                                             17

DESCRIPTION OF BUSINESS                                                  17

WHERE YOU CAN FIND MORE INFORMATION                                      20

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                21

DESCRIPTION OF PROPERTY                                                  25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                           25

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                 26

EXECUTIVE COMPENSATION                                                   27

FINANCIAL STATEMENTS                                                     30

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
  ACCOUNTING AND FINANCIAL DISCLOSURE                                    55

INDEMNIFICATION OF DIRECTORS AND OFFICERS                                56

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                              56

RECENT SALES OF UNREGISTERED SECURITIES                                  56

EXHIBITS                                                                 58

UNDERTAKINGS                                                             61

SIGNATURES                                                               62

You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. As used in this prospectus, the terms "we", "us", "our", and "Unity" mean Unity Wireless Corporation and its subsidiary, unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements including the notes thereto, appearing elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision.

Our Business

Our company, Unity Wireless Corporation, is a designer, developer and manufacturer of high power radio frequency amplifiers. Our principal executive offices are located at 7438 Fraser Park Driver, Burnaby, British Columbia, Canada, V5J 5B9. Our telephone number is (800) 337-6642. We maintain a website at www.unitywireless.com. Information contained on our website does not form part of this prospectus.

We have one wholly-owned subsidiary, Unity Wireless Systems Corporation, a British Columbia corporation incorporated on December 31, 2000.

Number of Shares Outstanding


There were 76,137,916 shares of our common stock issued and outstanding as at April 15, 2004.


Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2003 and 2002, including the notes to those financial statements which are included elsewhere in this prospectus, along with the section entitled "Management's Discussion and Analysis" beginning on page 19 of this prospectus.

------------------------------------------------------------------------------------
                                         FOR THE YEAR ENDED       FOR THE YEAR ENDED
                                         DECEMBER 31, 2003        DECEMBER 31, 2002
------------------------------------------------------------------------------------
Revenue                                     $2,375,128               $2,991,971
------------------------------------------------------------------------------------
Net Loss for the Period                    ($3,007,950)             ($2,664,841)
------------------------------------------------------------------------------------
Loss Per Share - basic and diluted            ($0.07)                  ($0.08)
------------------------------------------------------------------------------------
                                               AS AT                    AS AT
                                         DECEMBER 31, 2003        DECEMBER 31, 2002
------------------------------------------------------------------------------------
Working Capital (Deficiency)                ($375,479)               ($394,917)
------------------------------------------------------------------------------------
Total Assets                                $1,658,720               $2,185,902
------------------------------------------------------------------------------------
Total Number of Issued Common Stock         63,578,953               35,016,894
------------------------------------------------------------------------------------
Deficit                                    ($18,503,080)            ($15,495,130)
------------------------------------------------------------------------------------
Total Stockholders' Equity                   $525,735                 $468,633
------------------------------------------------------------------------------------

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form SB-2 contains forward-looking statements. For this purpose, any statements contained in this Form SB-2 that are not statements of historical fact may be deemed to be forward-looking statements. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "continue" or the negative of these similar terms. In evaluating these forward-looking statements, you should consider various factors, including those listed below under the heading "Risk Factors". The Company's actual results may differ significantly from the results projected in the forward-looking statements. The Company assumes no obligation to update forward-looking statements.

                                  RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

We have had negative cash flows from operations and if we are not able to obtain further financing our business operations may fail.

To date we have had negative cash flows from operations and we have been dependent on sales of our equity and convertible securities to meet our cash requirements. As of December 31, 2003, we had a working capital deficiency of $375,479. We do not expect positive cash flow from operations in the near term. We may not be able to obtain additional financing.

Substantial doubt about our ability to continue as a going concern.

We expect to incur operating losses and negative cash flow until our products gain market acceptance sufficient to generate a commercially viable and sustainable level of sales. These circumstances raise substantial doubt about our ability to continue as a going concern, as described in our independent auditors' report on the December 31, 2003 consolidated financial statements, which are included with this annual report. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We depend on a limited number of customers and if we are unable to diversify our customer base and we lose one or more of these customers, then our revenues will decrease significantly.

Sales to five customers comprised 77% of our revenue in the year ended December 31, 2003 and sales to five customers comprised 80% in the year ended December 31, 2002. During fiscal 2003, two of the five customers accounted for more than ten percent (10%) of our revenues.

We depend on experienced management and if we are unable to retain or hire such management in the future, then our ability to produce innovative and competitive products could be adversely affected.

We depend on the services of our senior management team. The loss of the services of any one of these persons, or an inability to recruit and retain additional qualified personnel, could have a material adverse effect on our business. We have no plans at present to obtain key person life insurance for any of our officers and directors. We are also dependent on highly qualified technical and engineering personnel. If we are unable to retain or hire such management and key technical employees, our ability to generate revenues could be adversely affected, as would our continued business operations.

Substantially all of our assets and a majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

The wireless communications industry is characterized by rapidly evolving technology and intense competition. We may be at a disadvantage to other companies having larger technical staff, established market share and greater financial and operational resources. Many of our competitors have achieved greater brand recognition and technologies than we currently enjoy. We may not be able to successfully compete.

We hold no patents on our technology and may not be able to protect our proprietary technology.

Other than the provisional patent application that we recently filed in the United States for our multi-carrier linear amplifier, we do not have any patents on our technology or products. We rely on a combination of copyright, trade secret, trademark and patent laws to protect our proprietary intellectual property. Management believes that the patent application process in many countries in which we intend to sell products would be time-consuming and expensive and any patent protection might be out of date by the time the patent were to be granted.

Unanticipated warranty costs could affect the ongoing demand for our products and our ability to operate profitably.

Our products are relatively new to their respective markets and lack extensive field operating experience. While we have tested our products for failure in certain circumstances, there can be no assurance that our products will continue to operate satisfactorily after sustained field use. If a substantial number of products are returned and accepted for warranty replacement, the cost to us could have a material adverse effect on our business, the continued or ongoing demand for our products and our ability to operate profitably.

We have a significant amount of aged payables and if we are unable to pay such amounts or if a creditor decides to take legal action against us, we may have to scale down or cease the operation of our business.

As at December 31, 2003, we had accounts payable and accrued liabilities of $957,221, of which approximately $788,000 represented payables to trade creditors. To date, these creditors have been co-operating with us to accept a delayed payment of these outstanding payables. If one or more of these creditors is no longer willing to accept delayed payments and demands immediate payment of any such amounts, then our cash position and our need for further financing may become immediate. If we are unable to raise the funds to pay off such aged payables, then our continued operations may be negatively affected, and we may have to scale down or even cease the operation of our business.

Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". These requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will, however, receive proceeds upon exercise of the warrants and these proceeds will be used for general working capital purposes. We will incur all costs associated with this registration statement and prospectus.

                            SELLING SECURITY HOLDERS

The table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of April 15, 2004, and the number of shares of common stock covered by this prospectus. All shares offered hereby are being registered pursuant to registration agreements with the Company.

The selling stockholders may offer and sell, from time to time, any or all of the 14,764,338 shares of common stock to be registered. No estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

38,462 of the shares offered by Michael Mulshine, 72,115 of the shares offered by Michael Cuniff, and all of the shares offered by Doron Nevo, who is a director of the Company, were issued in payment of accounts payable.

Of the 1,075,664 shares being offered by Mueller & Company ("Mueller"), 500,000 were acquired by Mueller on exercise of warrants issued in 2001 for consulting services ("consulting warrants"), 500,000 are issuable to Mueller on exercise of replacement warrants issued on exercise of the consulting warrants, and the 75,664 share balance was issued to Mueller as a finder's fee in 2002. Mueller was a registered broker-dealer until December 2002. Mueller has advised that it acquired the securities listed opposite its name below in the ordinary course of business for its own account, and, at the time of purchase of the securities, had no agreements or understandings with any person, directly or indirectly, to distribute the securities.

The balance of the shares being offered hereby were issued in private placements by the Company or are on exercise of warrants issued in private placements by the Company, or are issuable on exercise of such warrants.

                                                                        SHARES
                                                                       ISSUABLE
                                                                      UPON EXERCISE                      NUMBER OF SHARES OWNED
                                                         SHARES       OF WARRANTS                     BY SELLING STOCKHOLDER AFTER
                               SHARES BENEFICIALLY   REFERRED TO IN   OWNED BEFORE                    OFFERING AND PERCENT OF TOTAL
                                OWNED BEFORE THE    TO IN PRECEDING  THE OFFERING, ALL                  ISSUED AND OUTSTANDING(1)
                               OFFERING (EXCLUDING    COLUMN THAT     OF WHICH ARE                    -----------------------------
     SELLING                    SHARES ISSUABLE ON   ARE REGISTERED    REGISTERED       TOTAL SHARES         # OF       % OF
   STOCKHOLDER                 EXERCISE OF WARRANTS    HEREUNDER       HEREUNDER         REGISTERED         SHARES      CLASS
   -----------                 --------------------    ---------       ---------         ----------         ------      -----
324168 AB Ltd.                        114,172             57,086              --             57,086          57,086     0.075%
Abraham Muller                         22,714             17,857              --             17,857           4,857     0.006%
Alan Gelfand                           35,713                 --          35,713             35,713          35,713     0.047%
Albert Beta                           100,000                 --         100,000            100,000         100,000     0.131%
Ben Rosenblum                          91,269             91,269              --             91,269              --     0.000%
Beth Medrash Govoha of
Lakewood                            1,276,666          1,276,666       1,666,666          2,943,332              --     0.000%
Canaccord Capital
Corporation                                --                 --          20,550             20,550              --     0.000%
Casey J. O'Byrne
Professional Corporation (2)          686,548                 --         666,667            666,667         686,548     0.902%
Chancellor Apartments LLC (3)       1,523,819          1,035,000         258,750          1,293,750         488,819     0.642%
Clayton Duxbury                            --                 --          57,086             57,086              --     0.000%
David Zajac                           107,142             53,571              --             53,571          53,571     0.070%
Doron Nevo (4)                         50,000             50,000              --             50,000              --     0.000%
Ezra Schnapp                          285,714            185,714              --            185,714         100,000     0.131%
Friendly Trend Fund Inc.               37,076                 --          57,086             57,086          37,086     0.049%
Jeffrey Rubin                       1,274,811            528,433         528,433          1,056,866         746,378     0.980%
John Anderson                          50,000                 --          21,429             21,429          50,000     0.066%
John Leslie                         1,311,144            521,822              --            521,822         789,322     1.037%
Jon Gahre                              60,000             30,000              --             30,000          30,000     0.039%
Ken Coward                            308,672             57,086              --             57,086         251,586     0.330%
Keren MYCB Elias Foundation Inc.      272,818            272,818              --            272,818              --     0.000%
Liz Biderman                           17,143             17,143              --             17,143              --     0.000%
Mark Hammerstone                       36,508             36,508              --             36,508              --     0.000%
Michael A. Mulshine                   510,962             38,462         200,000            238,462         472,500     0.621%
Michael Cuniff                        552,715             72,115          50,000            122,115         480,600     0.631%
Michael Hammerstone                    80,158             80,158              --             80,158              --     0.000%
Mokhlis Y. Zaki                       722,632            100,000          50,000            150,000         622,632     0.818%
Morten Borch                          300,000             97,143              --             97,143         202,857     0.266%
Moshe Rosner                          835,987            528,434         132,109            660,543         307,553     0.404%
Mueller & Company, Inc.               500,000            500,000         575,664          1,075,664              --     0.000%
Murray Weitman                         82,207             74,603              --             74,603           7,604     0.010%
Ole Nyflot                             30,000                 --          30,000             30,000          30,000     0.039%
Pemo AS                               145,000             10,000          30,000             40,000         135,000     0.177%
Pergola AS                            170,000                 --          40,000             40,000         170,000     0.223%
Rachel Mendelovitz                    183,333            183,333              --            183,333              --     0.000%
Robert Millham                             --                 --          35,713             35,713              --     0.000%
Salvatore Amato                        36,775             36,775              --             36,775              --     0.000%
Sara Heiman                         2,294,498          1,585,300         396,325          1,981,625         709,198     0.931%
Shalom Torah Centers (5)              525,949            517,500         129,375            646,875           8,449     0.011%
Sid Tarrabain Professional
Corporation (6)                       167,333             66,667          33,334            100,001         100,666     0.132%
Sondre Invest AS                      400,000             80,000              --             80,000         320,000     0.420%
Van Wyck Window Fashions
Inc.                                  208,382            208,382              --            208,382              --     0.000%
Wayne Gambell                       2,500,000            933,234              --            933,234       1,566,766     2.058%
Wimo Invest AS                        130,000             40,000              --             40,000          90,000     0.118%
Wolverton Securities Ltd.                  --                 --           2,143              2,143              --     0.000%
                                   --------------------------------------------------------------------------------
                                   18,037,870          9,383,079       5,117,043         14,500,122       8,654,791

(1) Assumes all of the shares of common stock offered are sold. Based on 76,137,916 shares of common stock issued and outstanding on April 15, 2004.


(2) Casey J. O'Byrne Professional Corporation is wholly owned by Casey J. O'Byrne. Mr. O'Byrne was a director of the Company from October 28, 2002 until April 2, 2004.

(3) Chancellor Apartments LLC is owned by Barry Singer who exercises dispositive and voting powers with respect to shares of common stock that Chancellor Apartments LLC owns or would acquire on exercise of warrants.

(4) Doron Nevo has been a director of the Company since July 11, 2002.

(5) Shalom Torah Centers is owned by Yisroel Kellner who exercises dispositive and voting powers with respect to shares of common stock that Shalom Torah Centers owns or would acquire on exercise of warrants.

(6) Sid M. Tarrabain Professional Corporation is wholly owned by Sid M. Tarrabain who exercises dispositive and voting powers with respect to shares of common stock that Sid M. Tarrabain Professional Corporation owns or would acquire on exercise of warrants.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the National Association of Securities Dealers OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

      (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      (b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

      (c) an exchange distribution in accordance with the rules of the applicable exchange;

      (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      (e) privately negotiated transactions;

      (f) market sales (both long and short to the extent permitted under the federal securities laws);

      (g) at the market to or through market makers or into an existing market for the shares;

      (h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

      (i) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its secured convertible notes, share purchase warrants or shares of common stock to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

                                LEGAL PROCEEDINGS

Other than as set forth below, we know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

We, along with Sonic Systems Corporation and M&M Realty Incorporated, have been sued in the Supreme Court of British Columbia, Canada, by Integrated Global Financial Corporation. The lawsuit was commenced on January 5, 2001. Integrated Global alleges it has options to purchase 500,000 shares, with no expiry date, at an alleged exercise price of $1.00 per share, plus unspecified damages. We dispute the allegations and are defending the claim. No trial date has been set. No Examinations for Discovery have been conducted or have been scheduled. The matter is at a very preliminary stage. It is our view that the claim has little, if any, merit and we do not expect the proceeding to have any material adverse effect on us. It is our position that these options have expired and we have not included such options in our outstanding options at December 31, 2003.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers , their ages, positions held and duration each person has held that position, are as follows:

=================================================================================================================
NAME                              POSITION HELD WITH THE                       AGE       DATE FIRST ELECTED
                                  COMPANY                                                OR APPOINTED
-----------------------------------------------------------------------------------------------------------------
Ilan Kenig                        President, Chief Executive Officer and        43       President on April 1,
                                  Director                                               2002 and Chief Executive
                                                                                         Officer on October 31,
                                                                                         2002
-----------------------------------------------------------------------------------------------------------------
Myer Bentob                       Director and Executive Chairman of the        72       August 12, 2003
                                  Board of Directors
-----------------------------------------------------------------------------------------------------------------
Dallas Pretty                     Chief Financial Officer                       34       April 1, 2004
-----------------------------------------------------------------------------------------------------------------
Andrew James Chamberlain          Director and Corporate Secretary              42       October 28, 2002
-----------------------------------------------------------------------------------------------------------------
Ken Maddison                      Director                                      63       October 29, 1998
-----------------------------------------------------------------------------------------------------------------
Robert W. Singer                  Director                                      56       June 22, 2001
-----------------------------------------------------------------------------------------------------------------
Doron Nevo                        Director                                      48       July 11, 2002
=================================================================================================================

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Ilan Kenig - President, Chief Executive Officer and Director

Mr. Kenig has over 18 years of legal, venture capital and investment banking experience with specific emphasis in the technology and telecommunications arena. Mr. Kenig joined the company as Vice President of Business Development in December 2001 before assuming the position of President in April 2002. Prior to pursuing international finance activities in New York, Mr. Kenig was a founder of a law firm in Tel-Aviv representing mostly technology and telecommunications interests. Mr. Kenig holds a law degree from Bar-Ilan University.

Myer Bentob - Director and Executive Chairman of the Board of Directors

Mr. Bentob joined Unity Wireless in August 2003 . He founded Mitec Telecom in 1973, and served as its President and CEO from 1974 until 2002. Prior to founding Mitec, Mr. Bentob served as the Director of Engineering and Marketing at Andrew's Canadian Operations, a system engineer at Canadian Marconi, and a research engineer at Marconi Research Labs UK.

Dallas Pretty - Chief Financial Officer

Mr. Pretty is a Chartered Accountant with over 10 years of experience in both public and private companies with specific emphasis in the technology arena. Mr. Pretty joined the Company as an advisor and consultant in April 2003 before assuming the position of Chief Financial Officer in April 2004. Prior to joining Unity Wireless, Mr. Pretty worked in KPMG's Assurance Group from 1994 to 2000 and since then has worked in senior management roles for a number of companies. Mr. Pretty holds a BBA from Simon Fraser University.

Ken Maddison - Director

Mr. Maddison, a Chartered Accountant since 1966 and elected a Fellow of the Institute of Chartered Accountants of British Columbia in 1975, retired in August 1997 after a lengthy career as a partner with the accounting firm KPMG between 1977 and 1997. Since September 1997, Mr. Maddison has been self-employed as a consultant providing various financial advisory services. Mr. Maddison currently serves as CFO and director of three public companies: International Wayside Gold Mines Ltd., Island Mountain Gold Mines Ltd., and Golden Cariboo Resources Ltd. He is also a director and audit committee chairman for Northern Continental Resources Inc, Northern Hemisphere Development Inc, Datec Group Ltd.(formerly Brocker Technology Group Ltd), and Helijet International.

Robert W. Singer - Director

Senator Singer is a New Jersey state senator and serves within the Senate leadership circle as Assistant Majority Leader. Senator Singer is also Vice-Chairman of the Senate Commerce Committee and a member of the Senate Health Committee. In his former duties as an elected representative in the Upper House, Senator Singer was Chairman of the Senate Senior Citizens, Veterans Affairs and Agriculture Committee and was Vice-Chairman of the Senate Environment Committee, and had been appointed to chair the Joint Legislative Biotechnology Task Force and the Software Task Committee. Senator Singer is presently Chairman of the Senate Task Force on Science and Technology, which was established in 2001. On a national level, Senator Singer was also appointed as a member of the Health Committee of the Assembly on Federal Issues of the National Conference of State Legislatures. Members of the Assembly on Federal Issues meet with federal officials and play a key role in developing recommendations on a wide range of national issues that affect state-federal relations. Senator Singer currently serves on the boards of Datec Group Ltd.(formerly Brocker Technology Group Ltd), a company whose shares of common stock are registered with the Securities and Exchange Commission, and Healthchoice Incorporated.

Andrew James Chamberlain - Director and Corporate Secretary

Mr. Chamberlain is an attorney practicing law in Edmonton, Alberta, and a partner with the law firm of Chamberlain Hutchison. Mr. Chamberlain is a sessional instructor in corporate securities at the University of Alberta law school. Mr. Chamberlain is a director and corporate secretary of Datec Group Ltd.(formerly Brocker Technology Group Ltd.), a company whose shares of common stock are registered with the Securities and Exchange Commission, and a director of Loma Oil & Gas Ltd., a company listed on the TSX Venture Exchange.

Doron Nevo - Director

Currently, Mr. Nevo is President and CEO of KiloLambda Technologies, Ltd. an optical subsystems company he founded in early 2001. From July 1999 to January 2001, Mr. Nevo was the President and CEO of D.FourD., Ltd., a venture capital investment company. From March 1996 to June 1999, Mr. Nevo was President and CEO of NKO, Inc. a company he founded that designed and developed a carrier grade IP Telephony system platform and established its own IP network. From February 1992 to February 1996, Mr. Nevo was also President and CEO of Clalcom Ltd., an international telecommunications service provider in Israel which he founded in 1992. Prior to Clalcom, he held various positions with Sprint International Inc. He also serves on the board of a number of companies including Audiocodes, Ltd. (a telecommunication technology company), a company whose shares of common stock are registered with the Securities and Exchange Commission, Elcom Technologies (a manufacturer of Satcom and Digital Radio synthesizers), Notox, Ltd. (a biotech company) and Cellaris, Ltd. (a new materials company). Mr. Nevo received a B.Sc. in Electrical Engineering from the Technion and an M.Sc. in Telecommunications Management from Brooklyn Polytechnic.

See "Certain Relationships and Related Transactions" for information on transaction between the Company and Messrs. Bentob and Chamberlain, and with Mr. Casey O'Byrne who was a director of the Company until April 2, 2004.

Family Relationships

There are no family relationships among our directors or officers.

      The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Serving on the Committee are Ken Maddison and Robert Singer, and there is one current vacancy. The Board of Directors had determined that it has an audit committee financial expert serving on the audit committee, Ken Maddison. Mr. Maddison is an independent director as defined in Item 7(d)(3)(iv) of Schedule 14A.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 15, 2004, certain information with respect to the beneficial ownership of our shares of common stock by each shareholder known to us to be the beneficial owner of 5% of our shares of common stock, and by each of our officers and directors. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.


--------------------------------------------------------------------------------
                                            AMOUNT AND NATURE OF  PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP  OF CLASS(1)
--------------------------------------------------------------------------------
Ilan Kenig                                      1,597,750(2)         2.10%
1099 Marinaside Cresent
Suite 802
Vancouver, BC  V6Z 2Z3
--------------------------------------------------------------------------------
Doron Nevo                                       96,667(3)           Nil*
15 Yakov Hazan
Raanana, Israel  43563
--------------------------------------------------------------------------------
Ken Maddison                                     172,500(4)          Nil*
2591 Lund Avenue
Coquitlam, BC  V3K 6J8
--------------------------------------------------------------------------------
Myer Bentob                                    2,861,658(5)          3.89%
331 Beaconsfield Blvd
Quebec H9W 4A6
--------------------------------------------------------------------------------
Robert W. Singer                                   50,000            Nil*
2110 West County Line Road
Jackson, NJ  08527
--------------------------------------------------------------------------------
Andrew Chamberlain                               37,500(6)           Nil*
9222 - 183B Street
Edmonton, AB  T5J 3Z7
--------------------------------------------------------------------------------
William Weidman                                18,608,387(7)        24.44%
136 Shorewood Drive
Great Neck, NY  11021
--------------------------------------------------------------------------------
Directors and Executive Officers as a Group     4,916,075(8)         6.42%
--------------------------------------------------------------------------------

      Nil* - less than 1%


      (1) Based on 76,137,916 shares of common stock issued and outstanding as of April 15, 2004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


      (2) Includes options to acquire an aggregate of 1,202,083 shares of common stock exercisable within sixty days. The shares owned by Ilan Kenig were purchased by him in December, 2001.

      (3) Includes options to acquire an aggregate of 46,667 shares of common stock exercisable within sixty days.

      (4) Includes options to acquire an aggregate of 122,500 shares of common stock exercisable within sixty days.


      (5) Includes options to acquire an aggregate of 187,500 shares of common stock and warrants to purchase an aggregate of 924,720 shares of common stock, exercisable within sixty days.


      (6) Includes options to acquire an aggregate of 37,500 shares of common stock exercisable within sixty days.

      (7) Includes warrants to purchase an aggregate of 1,585,300 shares of common stock, exercisable within sixty days.


      (8) Includes options to acquire an aggregate of 1,596,250 shares of common stock and warrants to purchase an aggregate of 924,720 shares of common stock, exercisable within sixty days.


                            DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of common stock without par value and up to 5,000,000 shares of preferred stock on such terms as the Board may determine. As at April 15, 2004 we had 76,137,916 shares of common stock outstanding and no preferred stock outstanding. All outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as our Board of Directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

The preferred shares could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if preferred shares were issued in response to a potential takeover. In addition, issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the corporation more difficult or more costly. Such an issuance could deter the types of transactions which may be proposed or could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Our consolidated financial statements as at December 31, 2003 and 2002 for each of the years in the two year period ended December 31, 2003 filed with this prospectus and registration statement, have been audited by KPMG LLP, independent chartered accountants, as set forth in their report accompanying the consolidated financial statements and have been included herein in reliance upon such report, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements contains an explanatory paragraph that states our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Certain legal matters in connection with this offering and Registration Statement are being passed upon by Oscar D. Folger, New York, New York.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Delaware General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             DESCRIPTION OF BUSINESS

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

In this annual report, unless otherwise specified, all dollar amounts are expressed in United States dollars. All references to "CDN$" refer to Canadian dollars and all references to "shares of common stock" refer to the shares of common stock in our capital stock.

Business Development During Last Three Years

Our company was incorporated in the State of Delaware on October 1, 1998. During the period from December 1998 until June 2001 we were engaged in the traffic control business. In November 2000 we entered the business of designing, developing and manufacturing linear power amplifiers for the wireless network infrastructure industry. During 2001, we focused on developing new products and expanding our marketing, sales and global distribution network. In 2002, our business strategy evolved and focused on securing long-term supply agreements with strategic key customers. In 2003, we continued to focus on securing long-term supply agreements with key customers and developing new RF power amplifiers and technology. We completed the initial development of our `efficiency enhanced' product and made samples available to a select group of interested potential customers.

Our Current Business

Principal Products

We make high power radio frequency amplifiers. We have developed over 30 models of our products which are used in cellular, personal communication services
(PCS), paging, wireless local loop (WLL) and third generation(3G) networks. Each one of our high power amplifiers is custom made to satisfy each customer's particular requirements. Most of our products are high power amplifiers, defined as single channel power amplifiers used for sending signals from a network to a terminal such as a cell phone.

Most of our amplifiers are used in signal repeaters that are used to extend coverage in cellular telephone networks. Some of our products are also used in base station equipment and some are multi-channel power amplifiers. We have developed power amplifiers for use in digital television broadcasting in Korea and for base station applications for both the mobile phone and wireless local loop network. Wireless local loop networks are sometimes referred to as "the last mile" solution because unlike cellular phone systems which are mobile wireless networks, wireless local loop networks are designed to deliver voice and high speed data (e.g., Internet) services to fixed locations such as homes and small offices via wireless communication devices without the need for special wiring.

Our family of amplifiers covers a range of average output power levels (from 2 watts to 80 watts) and a number of different operating frequency bands. Substantially all of our assets and operations are located in British Columbia, Canada.

Revenues from operations were approximately $2,375,000 in the year ended December 31, 2003 and $2,992,000 in the year ended December 31, 2002. A summary of sales by geographic region for the years ended December 31, 2003 and 2002 is as follows:

                       2003       % OF TOTAL        2002          % OF TOTAL
PLACE                 SALES       2003 SALES        SALES         2002 SALES
-----                 -----       ----------        -----         ----------

Israel             $  113,000       4.8%          $   34,000         1.1%
Korea              $   93,000       3.9%          $1,340,000        44.8%
Sweden             $  164,000       6.9%          $   88,000         2.9%
United States      $1,263,000      53.2%          $  774,000        25.9%
China              $  518,000      21.8%          $  756,000        25.3%
Canada             $  217,000       9.1%                $nil         --
Other              $    7,000       0.3%                $nil         --

Product Research and Development

We mainly work with our own proprietary technology and certain technology developers to increase the performance and efficiency of our amplifiers. In November 2002, we entered into a licensing agreement with Paragon
Communications, an Israeli company, for the development of a new generation of amplifiers.

We devote a large portion of our research and development resources towards next generation products and developing products for customers who exhibit long-term revenue and growth potential.

We have also received funding from the Canadian Israel Research and Development Foundation. Under this agreement we are eligible to receive conditionally repayable government assistance amounting to $266,595 (CDN$350,000) to support the development of a multi-carrier linear power amplifier. During 2003 we claimed gross proceeds of $163,456 (CDN$233,333) which have been recorded as government grant income and appears as a reduction of operating expenses in the Consolidated Statement of Operations and Comprehensive Loss. Under the terms of the agreement, commencing with the first commercial transaction, 2.5% of yearly gross sales shall be paid until 100% of the grant has been repaid. As of December 31, 2003, no sales have occurred which would cause repayment.

During the years ended December 31, 2003 and 2002, we spent $860,898 and $1,544,090, respectively, on research and development activities, net of stock-based compensation (recovery) of $30,932 and ($116,747), respectively.

Sales and Marketing of Our Products

Our principal customers are the original equipment manufacturers of repeaters and base stations. The original equipment manufacturers sell their products, which include our radio frequency power amplifiers, to the operators of wireless networks.

We also sell our products through independent sales agents who are paid on commission basis and through sales individuals who are engaged on a full time basis as employees of the Corporation. We develop this sales channel by focusing on identifying and engaging sales representatives who sell our products in other markets.

Our sales to date have been by way of purchase orders that typically cover periods ranging from several months to one year. We have no sales agreements that extend beyond one year.

 Manufacturing and Suppliers

We subcontract a portion of our manufacturing of our electronics components to qualified companies with a history of quality assurance. This minimizes the need for capital expenditures related to electronics manufacturing facilities, minimizes staff and allows us to utilize specialists in each stage of manufacturing. Alternate contract manufacturers are available, should any of our existing contract manufacturers cease providing services to us. We currently assemble, configure, tune and test our products and radio frequency circuitry in our facility located in Burnaby, British Columbia, Canada. We have limited capacity, and the process to assemble, test and tune our current products is labor intensive.

The principal raw materials used in the production of our products are mostly standard electronic, plastic and hardware components. We have from time to time experienced difficulties in obtaining raw materials and we reduce supply risk by using alternate suppliers.

Our arrangements with suppliers are on a short term basis. We have not entered into any long term arrangements.

Competition and Competitive Advantage

There are three dominant companies that produce amplifiers and a number of smaller ones. The dominant companies are Powerwave, Remec and Andrew. Collectively, they represent a significant portion of the sales in the market for amplifiers. These companies supply a much more integrated product line than just power amplifiers to telecom and defense customers. These companies are very large and supply the biggest OEM vendors in our industry and are able to manufacture products in large volume. We compete with the smaller amplifier companies in niche and specialty markets, and seek to win sales based on superior technology and customer service.

Intellectual Property

We rely on a combination of trademarks and trade secrets to protect our intellectual property. We execute confidentiality and non-disclosure agreements with our management and engineering employees and limit access to, and distribution of, our proprietary information.

Trade-Marks

We use the trade-mark "Unity Wireless", which is registered in Canada. We intend to register the "Unity Wireless" trade-mark in the U.S.

Service and Product Warranty

We generally offer a standard warranty of one year on parts and labor from date of shipment on our radio frequency amplifiers. In some cases, a warranty period of up to two years may be negotiated. We repair units under warranty at our cost and return the units freight prepaid back to the customer. A repaired unit will typically be warranted for the remainder of the original warranty period or for one year from the repair date, whichever is longer.

Our warranties specifically exclude all liabilities for "special, incidental, direct, indirect, or consequential damages or expenses whatsoever" arising from the functioning or use of, or inability to use, the warranted products. No warranties are made in the event that product has been improperly installed, subjected to abuse or negligence, or tampered with. Consumer protection and other laws may limit our ability to limit our liability or exclude certain types of damages.

Government Regulation

Our power amplifiers are sold as components that form part of larger systems. The manufacturer or integrator of the systems must test them for compliance with Federal Communications Commission (FCC) standards to avoid radio frequency emissions that could interfere with other radio frequency transmissions or similar regulatory standards in other countries. We do not test our amplifier products for compliance at the component level. If a system in which our amplifiers are included fails to satisfy applicable standards, whether due to emissions from our amplifiers or other causes, sales of our amplifiers would be adversely affected.

Significant Customers

We had sales of approximately $2,375,000 for the year ended December 31, 2003. One customer accounted for 19% of sales and another customer accounted for 43% of sales. No other customer accounted for more that 6.1% of our sales.

Employees

We currently employ 34 employees, of which 32 are employed on a full time basis.

                       WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Unity Wireless, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 6 of this prospectus.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States generally accepted accounting principles.

Results of Operations

YEARS ENDED DECEMBER 31, 2003 AND 2002

Sales

Net sales in 2003 decreased by 21% or $616,843, to $2,375,128 from $2,991,971 in
2002. The decrease was largely due to postponements in customer purchase decisions in the third and fourth quarters of 2003 .

Cost of Goods Sold and Operating Expenses

Cost of goods sold during 2003 decreased by 19%, or $462,162, to $2,035,334 from $2,497,496 in 2002. Cost of goods sold for 2003 included a $382,039 write-down of inventory. Net of the write-down of inventory, of 382,039, cost of goods sold for 2003 decreased by 34%, or $844,192, primarily as a result of various efficiencies we introduced. Also, larger production runs gave us better purchasing power. Cost of goods sold includes stock-based compensation expense (recovery) of $682 in 2003 and $(30,898) in 2002.

The gross margin of $339,794 or 14% of net sales for the year ended December 31, 2003 represented a decrease from a gross margin of $494,475 or 17% of net sales for the year ended December 31, 2002. Net of the write-down of inventory, the gross margin for 2003 was $721,824 or 30% of net sales. The increase was due to our cost cutting measures since the third quarter of 2002.

Research and development expenses for the year ended December 31, 2003 decreased by 38%, or $535,513, to $891,830 from $1,427,343 for the year ended December 31,
2002. Net of stock-based compensation, research and development expenses decreased by $683,192. This decrease primarily reflects a reduction in the number of engineering personnel on staff during the year in 2003, as a number of the 2002 research and development initiatives progressed to production stage. Research and development expenses include stock-based compensation (recovery) expense of $30,932 in 2003 versus $(116,747) in 2002.

Sales and marketing expenses for the year ended December 31, 2003 decreased by 46%, or $251,949, to $301,222 from $553,171 for the year ended December 31,
2002. Net of stock-based compensation, sales and marketing expenses decreased by $348,442. The decrease primarily reflects reduced advertising, promotional activities, tradeshow and travel expenses to visit new customers and distributors. Sales and marketing expenses include stock-based compensation (recovery) expense of $7,172 in 2003 versus $(89,321) in 2002.

Depreciation and amortization for the year ended December 31, 2003 decreased by 33%, or $29,274, to $60,306 from $89,580 in 2002. The return to lessors of certain leased equipment resulted in a lower asset balance to be depreciated.

Exchange (gain)loss for 2003 decreased by $26,159, to an exchange loss of $25,152, from an exchange loss of $51,311 for the year ended 2002 due to fluctuations in the currency exchange rate between the U.S. and Canada. Our revenues are received in U.S. dollars, while the majority of expenses are incurred in Canadian dollars.

Interest expense for 2003 increased by $95,391, to $111,037 from $15,646 in 2002. The increase was the result of interest on outstanding loans payable and convertible debenture issued later in 2002.

General and administrative expenses for 2003 decreased by 15%, or $181,237, to $1,065,273 from $1,246,510 in 2002. Net of stock-based compensation ((recovery) expense of $98,393 in 2003 (as compared to $(106,037) in 2002), general and administrative expenses decreased by $385,667. The change was the net result of:

      - An increase of $21,958 in corporate expenses due to additional investor relation services of approximately $65,000 offset by a reduction in professional service fees of approximately $43,000;

      -     an increase of $24,047 in facility expenses, and

      - a decrease in other general and administrative expenses of 61% or $431,672 to $360,536 from $792,208 that largely resulted from a decline in the number of employees and a resulting decline in salaries and related expenses.

Other Income and Expenses

"Accretion of interest and debt settlement" for 2003 increased by $1,243,129, to $1,254,199 from $11,070 in 2002.

Accretion of interest relates to the issuance of convertible debentures. We issued a warrant with each convertible debenture and recognized the shares issuable upon conversion of the debentures and the warrants at their estimated fair values, using the Black-Scholes model. This resulted in the convertible debentures being initially recorded at discounted values and then amortized to their original face value over the term of the debentures.

Debt settlement relates to the settlement of a promissory note. We issued and settled a promissory note through the issuance of shares and warrants. We recorded the value for the debt settlement by valuating the shares at its trading value on the date of issuance and by valuating the warrants at their estimated fair value on the date of issuance using the Black-Scholes model.

Other earnings in 2003 increased by 169%, or $67,125, to $106,837 from $39,712 in 2002. The 2002 amount resulted primarily from a $74,451 settlement of a government debt offset by a loss on disposal of fixed assets of approximately $35,000. The 2003 amount is due to a settlement with a leasing company resulting from the return of certain leased equipment and a gain on the sale of securities that had been written off in previous years.

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have been dependent on investment capital as our primary source of liquidity. We had an accumulated deficit at December 31, 2003 of $18,503,080. During 2003, we incurred a net loss, inclusive of stock-based compensation expense, of $3,007,950 (as compared to a loss of $2,664,841 in 2002).

During 2003, our cash position decreased significantly. The primary use of cash was for our continued operations, which also included non-cash charges in depreciation expense, stock-based compensation and accretion of interest on convertible loans. Other significant non-cash working capital changes included a decrease in inventory and a decrease in accounts payable and accrued liabilities. We have on-going communications with our suppliers and are in various stages of discussion with them regarding extended payment terms for their respective outstanding December 31, 2003 accounts payable balances.

As of December 31, 2003, we had a working capital deficiency of $375,479. Our operations presently are generating negative cash flow, and we do not expect positive cash flow from operations in the near term. Our operations to date have been primarily financed by sales of our equity and convertible securities. We need to secure additional working capital in the short-term in order to sustain our operations. Any inability to obtain sufficient capital to sustain our existing operations, to meet commitments or to fund our obligations under our existing sales orders may require us to delay delivery of products, to default on one or more agreements, or to significantly reduce or eliminate sales and marketing, research and development or administrative functions. The occurrence of any of these, or our inability to raise adequate capital, may have a material adverse effect on our business, financial condition and results of operations.

Due to uncertainty in our ability to meet our current operating and capital expenses, in their report on the annual consolidated financial statements for 2003, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders.

During 2003, we issued:

      - 3,681,605 shares of common stock in settlement of $442,338 of accounts payable,

      - 11,794,782 shares of common stock upon exercise of warrants for cash proceeds of $889,869,

      - 73,000 shares of common stock upon exercise of options for cash proceeds of $11,760,

      - 10,372,673 shares of common stock upon conversion of convertible debentures for a value of $624,514

      - 1,806,666 shares of common stock upon conversion of a promissory note for a value of $875,331 to Beth Med rash Govoha of Lakewood

      - to Myer Bentob, a director of the Company, 833,333 shares of common stock for cash proceeds of $108,333, together with warrants to purchase 416,667 shares of common stock at US $0.26 per share

      - warrants to purchase 6,865,484 shares, at US$0.10 per share, to holders of convertible notes who exercised previous warrants to purchase the same number of shares at an exercise price that was reduced to US$0.05 per share from CDN$0.15 per share

      - warrants to purchase 1,666,666 shares at US$0.10 per share to Beth Medrash Govoha of Lakewood,

      - warrants to purchase 100,000 shares at US$0.20 per share to Michael Mulshine, and

      - warrants to purchase 150,000 shares at US$0.25 per share to Michael Mulshine.

We also extended the expiry date of 2,317,857 warrants, which were issued on May 15, 2002, with an exercise price of CDN$0.35, from an expiry date of May 14, 2003 to May 14, 2004. During the period, the Company agreed to amend the conversion price of US$605,435 principal amount of convertible debentures from CDN$0.15 to US $0.06, and all the debentures were converted at this conversion price.


Subsequent to December 31, 2003, 6,032,150 warrants were exercised for total cash proceeds of $603,215, and the Company issued to the holders of these warrants 6,032,150 additional warrants exercisable at $0.15 per share. In addition, 5,170,384 warrants were exercised for total cash proceeds of $767,558, and the Company issued to the holders of these warrants 2,585,192 additional warrants exercisable at $0.50 per share.


Other than operating loan commitments and a commitment under existing leases for an aggregate of $435,000 through 2009, we have no material commitments, including capital commitments, outstanding at December 31, 2003.

We had no material investing activities in 2003.

Inflation/Seasonal Aspects

We do not believe that inflation, had a significant impact on our consolidated results of operations or financial condition. The are no seasonal aspects to the Company's business.

Application of Critical Accounting Policies

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Our consolidated financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations. The continuation as a going concern for the foreseeable future is dependent upon the identification and successful completion of additional debt or equity financing or the generation of positive cash flows from operating activities. Our ability to raise financing is, in part, based on market conditions that are outside of our control. If we are not able to continue as a going concern, we would likely not be able to realize on our assets at values comparable to the carrying value or the fair value estimates reflected in the balances set out in the preparation of the consolidated financial statements. Based on the carrying value of assets at December 31, 2003, the inability to continue as a going concern would require liquidation of assets not in the normal course that would primarily impact inventory, equipment and goodwill's recoverable amounts.

Inventory is carried at the lower of cost, determined on an average cost method, and market. Market is considered to be replacement cost for raw materials and net realizable value for work in progress and finished goods. The cost of work in progress and finished goods includes the cost of raw material, direct labor, and an appropriate allocation of related overhead. We provide an allowance that we consider to be reasonable for its non-moving or slow moving inventory items and for items with expected future realizable value lower than cost. Changes in customer demands and requirements in the short term could reduce product demand and prices having a material impact on future realizable value of inventory.

Equipment is recorded at cost less accumulated depreciation. We review these assets for impairments when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. As actual future net cash flows are uncertain, the estimation process requires us to make reasonable assumptions about future economic trends and events. These trends and events are substantially outside of our control. To the extent that the expected future cash flows generated by the asset are reduced, we may be required to record an impairment charge against the carrying value of the equipment.

Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the identifiable assets acquired, less liabilities assumed, based on their fair values. Goodwill is allocated as of the date of the business combination to our reporting units that are expected to benefit from the synergies of the business combination. Goodwill is not amortized and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the goodwill might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of the reporting unit's goodwill is determined in the same manner as the value of goodwill is determined in a business combination described in the preceding paragraph, using the fair value of the reporting unit as if it was the purchase price. When the carrying amount of a reporting unit exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the earnings statement before extraordinary items and discontinued operations. We consider ourselves to operate as a single reporting unit. Fair value of the reporting unit is measured by reference to such factors as estimated future cash flows and the market value of our shares of common stock. Changes in these factors could impact future impairment conclusions.

On an ongoing basis, we record our best estimate of our warranty obligations related to products sold. A liability for estimated warranty expense is established by a charge against costs of goods sold at the time revenue is recognized as the products are sold. These estimates are made after the consideration of contractual warranty obligations and historical experience. The subsequent actual costs incurred for warranty claims serve to reduce the product warranty liability that we have estimated. Unforeseen events, including increased technological difficulties with products, could occur that have not been anticipated in estimating the warranty provision. Additional costs or estimates will be recognized as determinable.

We recognize revenue when criteria specified in generally accepted accounting principles have been met. Specifically, revenue from products is recognized once a sale arrangement exists, delivery has occurred, the revenue is determinable and collectability is reasonably assured, which is upon the later of shipment or when title passes to the customer depending on the contractual terms. We do not enter into sales arrangements having post contract customer support or rights of return. We record deferred revenue when cash is received in advance of the revenue recognition criteria (discussed above) being net. Although we have no current intention of doing so, changes in our business model could impact the timing of recognition in our consolidated financial statements.

                             DESCRIPTION OF PROPERTY

Our executive and head offices are located at 7438 Fraser Park Drive, Burnaby, British Columbia, V5J 5B9. The offices are approximately 11,000 square feet in size and are leased on a six-year basis, expiring June 30, 2009, at a monthly rent of approximately $6,500 (CDN$8,500) excluding property taxes, maintenance and utilities. Our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

In March, 2003, we opened a customer support office in China located in Shenzhen, China. We rent this office, which has approximately 500 square feet, on a month to month basis for $415 (CDN$600) plus operating expenses per month.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

Our board of directors agreed to advance $90,000 to John Robertson, the former president, Chief Executive Officer and a director of our company, to enable him to subscribe for 500,000 units in conjunction with the private placement completed on December 24, 2001. The loan principal plus interest was due on December 24, 2003 and was secured by the units being issued. On May 24, 2002, the units as well as all obligations under this loan were transferred to Mark Godsy, the former Chairman of our board of directors. On August 20, 2002, Mark Godsy repaid and satisfied his obligations under the terms of the loan by repaying the $90,000 principal amount and exercising 500,000 warrants at an exercise price of $0.30 per share for total gross proceeds of $150,000. For financial statement reporting purposes, this loan was recorded as a reduction in stockholders' equity until August 20, 2002, the repayment date.

In November 2002, Casey O'Byrne, who was then a director, through an affiliated corporation purchased CDN $100,000 principal amount of convertible debentures that were originally convertible at CDN $0.15 Canada, and warrants to purchase 666,667 shares at an original exercise price of CDN $0.15. The conversion price was subsequently reduced to US $0.06, and the warrant exercise price was reduced to US $0.05. Mr. O'Byrne subsequently converted all of these debentures and exercised all of these warrants, at which point we issued to him 666,6667 replacement warrants at US $0.10. This prospectus covers the sale of the shares issued on such conversion and on exercise of the replacement warrants.

Our director and corporate secretary, Andrew Chamberlain, is a partner in a law firm to which we paid $13,658 for legal services during the year ended December 31, 2003 and $9,249 during the year ended December 31, 2002.

In August 2003 we entered into a consulting agreement with Myer Bentob that expires on December 31, 2005. Under the agreement, Mr. Bentob agreed, among other things, to assist the Company's sales and marketing efforts. The Company agreed to nominate him to be a director and Executive Vice Chairman, and to pay a fee to an entity controlled by Mr. Bentob equal to CDN $84,000 per year, plus commission at a maximum rate of 1.8% of amounts collected by the Company from specified clients. The agreement also contains a non-compete provision that continues for six months after termination, and confidentiality requirements. Mr. Bentob is a director and Executive Chairman of the Company.

In August 2003, the Company in a private placement issued to Mr. Bentob 833,333 shares of common stock for US $108,333, together with warrants to purchase 416,667 shares at US $0.26 per share.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

In the United States, our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "UTYW." Between February 6, 1999 and August 17, 2000, our common stock traded under the symbol "ZSON." Before February 6, 1999, our common stock traded under the symbol "MMIM." The following quotations obtained from Canada Stockwatch reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

----------------------------------------------------------------------------------------------------------------
           OTC BULLETIN BOARD (1)                                   TSX VENTURE EXCHANGE (2)
                                                                             (CDN$)
----------------------------------------------------------------------------------------------------------------
   QUARTER ENDED             HIGH         LOW                QUARTER ENDED               HIGH          LOW
----------------------------------------------------------------------------------------------------------------
 December 31, 2003          $0.30        $0.16             December 31, 2003               --            --
----------------------------------------------------------------------------------------------------------------
September 30, 2003          $0.23        $0.10            September 30, 2003               --            --
----------------------------------------------------------------------------------------------------------------
   June 30, 2003            $0.14        $0.05               June 30, 2003               $0.17        $0.06
----------------------------------------------------------------------------------------------------------------
  March 31, 2003            $0.19        $0.09              March 31, 2003               $0.26        $0.11
----------------------------------------------------------------------------------------------------------------
 December 31, 2002          $0.17        $0.07             December 31, 2002             $0.28        $0.11
----------------------------------------------------------------------------------------------------------------
September 30, 2002          $0.29        $0.14            September 30, 2002             $0.40        $0.21
----------------------------------------------------------------------------------------------------------------
   June 30, 2002            $0.48        $0.20               June 30, 2002               $0.73        $0.35
----------------------------------------------------------------------------------------------------------------
  March 31, 2002            $0.38        $0.16              March 31, 2002               $0.60        $0.27
----------------------------------------------------------------------------------------------------------------

      (1) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

      (2) Our common stock began trading on the TSX Venture Exchange (formerly the Canadian Venture Exchange) on December 24, 2001 and stopped trading on June 6, 2003 when the Corporation voluntarily de-listed from the exchange.

Computershare Trust Company of Canada, 4th Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9 (Telephone: (604) 661-9400; Facsimile: (604) 661-9401) is the registrar and transfer agent for our shares of common stock.

On April 15, 2004, the shareholders' list of our shares of common stock showed 185 registered shareholders and 77,591,069 shares outstanding.

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our shares of common stock, our intention is to retain future earnings for use in our operations and the expansion of our business.

Equity Compensation Plan Information

Our current stock option plan was adopted by our directors on December 6, 1999 and was approved by our shareholders on July 5, 2000. The following table provides a summary of the number of options granted under our stock option plan, the weighted average exercise price and the number of securities remaining available for issuance all as at December 31, 2003.

-----------------------------------------------------------------------------------------
  Number of Shares of common     Weighted-Average exercise    Number of securities
   stock to be issued upon      price of outstanding options  remaining available for
   exercise of outstanding                                    future issuance under
           options                                            equity compensation plans
                                                              (excluding securities
                                                              reflected in column (a))
-----------------------------------------------------------------------------------------
         5,126,083                        $0.19                      7,589,707(1)
-----------------------------------------------------------------------------------------

      (1) On July 5, 2000, our stockholders approved a change in the maximum number of options issuable under the plan to 20% of the number of shares of common stock outstanding including shares of common stock issuable under the plan. As at December 31, 2003, the maximum number was 12,715,790. For further information on our stock option plan, refer to footnote 10 of the audited consolidated financial statements included with this annual report.

                             EXECUTIVE COMPENSATION

During the year ended December 31, 2003, only Ilan Kenig served as an executive officer. None of our other officers earned $100,000 or more in total salary and bonus during 2003, 2002 or 2001.

------------------------------------------------------------------------------------------------------------------------
                                              SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------
                                Annual Compensation                 Long Term Compensation (1)
------------------------------------------------------------------------------------------------------------------------
                                                                    Awards                        Payouts
------------------------------------------------------------------------------------------------------------------------
Name and Principal    Year      Salary        Bonus     Other       Securities      Restricted    LTIP      All Other
Position                        (US$)         (US$)     Annual      Underlying      Shares or     Payouts   Compen-
                                                        Compen-     Options/        Restricted    (US$)     sation
                                                        sation      SARs            Share
                                                        (US$) (1)   Granted         Units
------------------------------------------------------------------------------------------------------------------------
Ilan Kenig            2003      $72,000(2)    Nil       Nil         800,000(2)      Nil           Nil       Nil
Chief Executive       2002      $74,943(2)    Nil       Nil         575,000(2)      Nil           Nil       Nil
Officer (2)           2001      $6,500(2)     Nil       Nil         100,000(2)      Nil           Nil       Nil
------------------------------------------------------------------------------------------------------------------------

      (1) The value of perquisites and other personal benefits, securities and property for Mr. Kenig that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

      (2) Mr. Kenig was appointed as our Chief Executive Officer on October 31, 2002 and as our President on April 1, 2002. Mr. Kenig was appointed as VP Business Development in November, 2001. Our company did not have a Chief Executive Officer between April 1, 2002 and October 30, 2002.

The following table sets forth for Ilan Kenig certain information concerning stock options granted to him during the year ended December 31, 2003.

         OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

----------------------------------------------------------------------------------------------
                                   Number of     % of Total
                                   Securities    Options/
                                   Underlying    SARs
                                   Options/      Granted to
                                   SARs          Employees      Exercise
Name                               Granted       in Fiscal      Price
                                   (#)           Year(1)        ($/Share)   Expiration Date
----------------------------------------------------------------------------------------------
Ilan Kenig                         800,000(2)    43%            $0.15       September 15, 2008
Chief Executive Officer
----------------------------------------------------------------------------------------------

      (1) The denominator (of 1,865,000) was arrived at by calculating the net total number of new options awarded during the year.

      (2) Ilan Kenig received 400,000 options on September 15, 2003 exercisable at $0.15 per share and vest over two years or vest immediately based on achieving certain performance criteria. Ilan Kenig also received 400,000 options on September 15, 2003 exercisable at $0.15 per share, vesting immediately.

The following table sets forth for Ilan Kenig certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2003

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

--------------------------------------------------------------------------------------------------------------------
                                                    Number of Securities Underlying      Value of Unexercised In-the
                                                      Unexercised Options/SARs at        -Money Options/SARs at FY-
                                                               FY-End (#)                          end ($)
                       Shares         Aggregate
                       Acquired on    Value                  Exercisable /            Exerciseable / Unexerciseable(1)
Name                   Exercise (#)   Realized               Unexercisable
--------------------------------------------------------------------------------------------------------------------
                                                    Exerciseable    Unexerciseable    Exerciseable    Unexerciseable
--------------------------------------------------------------------------------------------------------------------
Ilan Kenig             Nil            Nil           952,083         522,917           $36,750         $20,250
--------------------------------------------------------------------------------------------------------------------

      (1) The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2003 ($0.19 per share on OTC Bulletin Board) and the exercise price of the individual's options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

See "Certain Relationships and Related Transactions" for a services agreement dated August 7, 2003 between the Company and Mr. Bentob.

COMPENSATION OF DIRECTORS

Our directors receive $1,000 per board meeting and $500 per committee meeting. Directors are entitled to reimbursement of expenses incurred in attending meetings. In addition, our directors are entitled to participate in our stock option plan. We have adopted a policy whereby members of our board of directors receive initial grants of options upon appointment as follows:

        Chairman                                    200,000 options
        Director (other than Chairman)              75,000 options
        Compensation Committee                      5,000 options
        Audit Committee                             5,000 options

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

          Consolidated Financial Statements
          (Expressed in United States dollars)

          UNITY WIRELESS CORPORATION (Prepared in accordance with
          United States generally accepted accounting principles)

          Years ended December 31, 2003 and 2002

AUDITORS' REPORT


To the Board of Directors
Unity Wireless Corporation


We have audited the accompanying consolidated balance sheets of Unity Wireless Corporation as at December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unity Wireless Corporation as at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in note 2 to the financial statements, the Corporation has incurred recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP (SIGNED)

Chartered Accountants

Vancouver, Canada


February 25, 2004, except as to note 16, which is as of April 22, 2004

UNITY WIRELESS CORPORATION
Consolidated Balance Sheets
(Expressed in United States dollars)
(Prepared in accordance with United States generally accepted accounting principles)

Years ended December 31, 2003 and 2002

------------------------------------------------------------------------------------------------------------------
                                                                                     2003                    2002
------------------------------------------------------------------------------------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                          $            58,057      $          335,818
   Restricted cash (note 6)                                                        95,210                  88,160
   Accounts receivable (less allowance for doubtful
        accounts of $11,503 in 2003 and $33,059 in 2002)                          194,657                 231,505
   Government grant receivable                                                         --                  29,197
   Inventory (note 4)                                                             359,448                 461,385
   Prepaid expenses and deposits                                                   50,134                  39,040
------------------------------------------------------------------------------------------------------------------
                                                                                  757,506               1,185,105

Deferred financing cost                                                                --                  38,994
Equipment, net (note 5)                                                           155,364                 211,700
Patents                                                                             4,254                   8,507
Goodwill                                                                          741,596                 741,596
------------------------------------------------------------------------------------------------------------------
                                                                      $         1,658,720      $        2,185,902
------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current liabilities:

   Bank indebtedness (note 6)                                         $           112,561      $          101,411
   Accounts payable and accrued liabilities (note 7)                              957,221               1,244,377
   Loans payable (note 9)                                                          25,119                 202,514
   Product warranty (note 14(c))                                                   38,084                  31,720
------------------------------------------------------------------------------------------------------------------
                                                                                1,132,985               1,580,022
Convertible debenture (note 8)                                                         --                 137,247
------------------------------------------------------------------------------------------------------------------
                                                                                1,132,985               1,717,269
Stockholders' equity:
   Common stock, $0.001 par value 100,000,000 authorized,
     63,578,953 (2002 - 35,016,894) issued and outstanding                         63,579                  35,017
   Additional paid-in capital                                                  18,831,807              15,811,919
   Accumulated deficit                                                        (18,503,080)            (15,495,130)
   Accumulated other comprehensive income:
       Cumulative translation adjustments                                         133,429                 116,827
------------------------------------------------------------------------------------------------------------------
                                                                                  525,735                 468,633
------------------------------------------------------------------------------------------------------------------
                                                                      $         1,658,720      $        2,185,902
------------------------------------------------------------------------------------------------------------------

Future operations (note 2)
Commitments (note 11)
Contingent liabilities (note 14)
Subsequent event (note 16)

See accompanying notes to consolidated financial statements.

Approved on behalf of the Board:


/s/ Ilan Kenig                       Director   /s/ Ken Maddison Director
-----------------------------------             --------------------------------

UNITY WIRELESS CORPORATION

Consolidated Statements of Operations and Comprehensive Loss
(Expressed in United States dollars)
(Prepared in accordance with United States generally accepted accounting principles)

Years ended December 31, 2003 and 2002

-----------------------------------------------------------------------------------------------------------------
                                                                                     2003                    2002
-----------------------------------------------------------------------------------------------------------------
Net sales                                                             $        2,373,128       $        2,991,971
Cost of goods sold (includes stock-based compensation
   of $682 in 2003 and ($30,898) in 2002 and excludes
   depreciation shown separately below)                                        2,035,334                2,497,496
-----------------------------------------------------------------------------------------------------------------
                                                                                 339,794                  494,475
Expenses:
     Research and development (includes stock-based
        compensation of $30,392 in 2003 and ($116,747) in 2002                   891,830                1,427,343
     Government grant (note 14)                                                 (254,438)                (192,986)
     Sales and marketing (includes stock-based compensation
        of $7,172 in 2003 and ($89,321) in 2002                                  301,222                  553,171
     Depreciation and amortization                                                60,306                   89,580
     Exchange loss                                                                25,152                   51,311
     Interest expense                                                            111,037                   15,646
     General and administrative (includes stock-based
        compensation of $98,393 in 2003 and ($106,037) in 2002                 1,065,273                1,246,510
-----------------------------------------------------------------------------------------------------------------
                                                                               2,200,382                3,190,575
-----------------------------------------------------------------------------------------------------------------

Operating loss for the year                                                   (1,860,588)              (2,696,100)

Interest earnings                                                                     --                   2,617

Accretion of interest and debt settlement (notes 8 and 9)                     (1,254,199)                 (11,070)

Other earnings                                                                   106,837                   39,712
-----------------------------------------------------------------------------------------------------------------

Loss for the year                                                     $       (3,007,950)      $       (2,664,841)
-----------------------------------------------------------------------------------------------------------------

Comprehensive loss:

     Loss for the year                                                $       (3,007,950)      $       (2,664,841)
     Currency translation adjustment                                              16,602                     (401)
-----------------------------------------------------------------------------------------------------------------

Comprehensive loss                                                    $       (2,991,348)      $       (2,665,242)
-----------------------------------------------------------------------------------------------------------------

Basic and diluted loss per common share (note 10(a)):                 $            (0.07)      $            (0.08)
-----------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

UNITY WIRELESS CORPORATION
Consolidated Statements of Stockholders' Equity
(Expressed in United States dollars)
(Prepared in accordance with United States generally accepted accounting principles)

-----------------------------------------------------------------------------------------------------------------------------
                                                              Common
                                                               stock   Additional                    Deferred
                                                 Common   issues and      paid-in  Subscription         stock    Accumulated
                                                  Stock  outstanding      capital    receivable  compensation        deficit
-----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2001                    30,915,704       30,916   14,896,893       (90,600)     (199,198)   (12,830,289)

Issued on exercise of options and
   warrants                                   1,783,333        1,783      448,884            --            --             --
Issued pursuant to private placement          2,317,857        2,318      646,682            --            --             --
Share issue costs                                    --           --     (156,591)           --            --             --
Warrants issued as financing cost on
   private placement                                 --           --       38,994            --            --             --
Compensation expense of options and
   warrants                                          --           --     (343,003)           --            --             --
Beneficial conversion option on
   convertible debenture                             --           --      479,258            --            --             --
Deferred stock compensation                          --           --    (199,198)            --       199,198             --
Loss for the year                                    --           --           --            --            --     (2,664,841)
Currency translation adjustment                      --           --           --            --            --             --

Comprehensive loss
Repayment of share subscription
   receivable                                        --           --           --        90,600            --             --
-----------------------------------------------------------------------------------------------------------------------------

Balance December 31, 2002                    35,016,894   $   35,017  $15,811,919       $    --      $     --   $(15,495,130)

Issued on exercise of options and
   warrants                                  11,867,782       11,868      889,761            --            --             --
Issued pursuant to private placement            833,333          833      107,500            --            --             --
Issued on settlement of accounts payable      3,681,605        3,682      438,656            --            --             --
Issued on conversion of convertible
debenture                                    10,372,673       10,373      614,141            --            --             --
Issued on conversion of promissory note
(note 9)                                      1,806,666        1,806      873,525            --            --             --
Compensation expense of options and warrants         --           --      137,179            --            --             --
Share issue costs                                    --           --     (40,874)            --            --
Loss for the year                                    --           --           --            --            --     (3,007,950)
Currency translation adjustment                      --           --           --            --            --             --

Comprehensive loss                                   --           --           --            --            --             --
-----------------------------------------------------------------------------------------------------------------------------

Balance December 31, 2003                    63,578,953   $   63,579  $18,831,807       $    --      $     --   $(18,503,080)
-----------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------
                                               Accumulated
                                                     other          Total
                                             comprehensive  stockholders'
                                             (loss) income         equity
-------------------------------------------------------------------------
Balance December 31, 2001                          117,228      1,924,950

Issued on exercise of options and
   warrants                                             --        450,667
Issued pursuant to private placement                    --        649,000
Share issue costs                                       --       (156,591)
Warrants issued as financing cost on
   private placement                                    --         38,994
Compensation expense of options and
   warrants                                             --       (343,003)
Beneficial conversion option on
   convertible debenture                                --        479,258
Deferred stock compensation                             --             --
Loss for the year                                       --     (2,664,841)
Currency translation adjustment                      (401)           (401)
                                                           --------------
Comprehensive loss                                             (2,665,242)
Repayment of share subscription
   receivable                                           --         90,600
-------------------------------------------------------------------------

Balance December 31, 2002                       $  116,827     $  468,633

Issued on exercise of options and
   warrants                                             --        901,629
Issued pursuant to private placement                    --        108,333
Issued on settlement of accounts payable                --        442,338
Issued on conversion of convertible
debenture                                               --        624,514
Issued on conversion of promissory note
(note 9)                                                --        875,331
Compensation expense of options and warrants            --        137,179
Share issue costs                                       --        (40,874)
Loss for the year                                       --     (3,007,950)
Currency translation adjustment                     16,602         16,602
                                                           --------------
Comprehensive loss                                             (2,991,348)
-------------------------------------------------------------------------

Balance December 31, 2003                        $  133,429    $  525,735
-------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

UNITY WIRELESS CORPORATION
Consolidated Statements of Cash Flows
(Expressed in United States dollars)
(Prepared in accordance with United States generally accepted accounting principles)

Years ended December 31, 2003 and 2002

-----------------------------------------------------------------------------------------------------------------
                                                                                     2003                    2002
-----------------------------------------------------------------------------------------------------------------
Operations:
     Loss for the year                                                $       (3,007,950)      $       (2,664,841)
     Adjustments to reconcile net loss to net cash used in
       operating activities:
       Accretion of interest and debt settlement                               1,254,199                   11,070
       Depreciation and amortization                                              60,306                   89,580
       Forgiveness of debt                                                            --                  (74,451)
       Forgiveness of lease obligation                                                --                 (135,005)
       Loss on disposal of assets                                                     --                  209,296
       Stock-based compensation                                                  137,179                 (343,003)
     Changes in non-cash working capital relating to operations:
       Accounts receivable and government grant receivables                      110,906                  (29,502)
       Inventory                                                                 182,272                   58,131
       Prepaid expenses                                                           (3,056)                    (397)
       Accounts payable and accrued liabilities                                  (60,715)                 585,794
       Other receivable                                                               --                   18,241
-----------------------------------------------------------------------------------------------------------------
                                                                              (1,326,859)              (2,275,087)

Investments:
     Acquisition of equipment                                                     (2,298)                 (61,527)
     Disposition of equipment                                                      2,581                       --
     Acquisition of patents                                                           --                   (8,507)
     Restricted cash (note 6)                                                      9,968                   (8,160)
-----------------------------------------------------------------------------------------------------------------
                                                                                  10,251                  (78,194)

Financing:
     Bank indebtedness                                                            (8,618)                (137,256)
     Loans payable                                                               (95,913)                 202,514
     Repayment of capital lease obligation                                            --                  (49,388)
     Cash proceeds on issuance of convertible debenture                               --                  605,435
     Repayment of share subscription receivable                                       --                   90,600
     Cash proceeds on issuance of common shares                                  108,333                1,099,667
     Common shares issued upon warrants exercised                                889,869                       --
     Common shares issued upon options exercised                                  11,760                       --
     Share issue costs                                                            (1,880)                (156,591)
-----------------------------------------------------------------------------------------------------------------
                                                                                 903,551                1,654,981

Effect of foreign exchange rate changes on cash and
   cash equivalents                                                              135,296                   21,688
-----------------------------------------------------------------------------------------------------------------

Decrease in cash and cash equivalents                                           (277,761)                (676,612)

Cash and cash equivalents, beginning of year                                     335,818                1,012,430
-----------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                $           58,057       $          335,818
-----------------------------------------------------------------------------------------------------------------

Supplementary information (note 15)

See accompanying notes to consolidated financial statements.

1.    NATURE OF BUSINESS:

      Unity Wireless Corporation (the "Corporation") was incorporated in Delaware on October 1, 1998 under the name Sonic Systems Corporation ("Sonic Delaware"). Sonic Delaware changed its name to Unity Wireless Corporation on July 17, 2000. The Corporation is a designer, developer and manufacturer of wireless technologies and produces high power linear radio frequency (RF) amplifiers. High power linear RF amplifiers are used in both mobile and fixed wireless voice, Internet and data base station and repeater networks and support Cellular, PCS (Personal Communications Services), Paging and WLL (Wireless Local Loop) frequencies.

2.    FUTURE OPERATIONS:

      During the year, the Corporation incurred a loss, inclusive of stock-based compensation, of $3,007,950 (2002 - $2,664,841) and used cash in operations of $1,326,859 (2002 - $2,275,087). In addition, at December 31, 2003, the Corporation has a working capital deficiency of $375,479.

      The Corporation is investing in new technologies for medium and long-term strategic positioning. A recent licensing agreement (note 14(b)(i)), and ongoing investigations of new technologies designed to increase the linearity and efficiency of RF amplifiers when designed into the Corporation's products, is expected to provide a competitive edge in both pricing and performance. The resulting products, planned for introduction starting in early 2004, will be sold to existing customers and are also expected to open new opportunities for the Corporation as it projects growth in the market for third generation digital wireless ("3G") infill products (repeaters, micro-cells and smart antennas) in 2004. The Corporation's medium term strategy is to leverage this technology to increase sales and establish technical credibility in the 3G market over the next nine to eighteen months.

      The Corporation's 3G feedforward LPA, is also expected to allow the Corporation to market to new markets, in particular with base station manufacturers, in the medium to longer term. The feedforward and other new technologies will target OEMs of cellular systems and will be design-in products.

      These financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Operations to date have been primarily financed by long-term debt and equity transactions. At December 31, 2003, the Corporation will require additional financing to continue to operate at current levels throughout 2004. Accordingly, the Corporation's future operations are dependent upon the identification and successful completion of additional long-term or permanent equity financing, the continued support of creditors and shareholders, and, ultimately, the achievement of profitable operations. There can be no assurances that the Corporation will be successful. If it is not, the Corporation will be required to reduce operations or liquidate assets. The Corporation will continue to evaluate its projected expenditures relative to its available cash and to seek additional means of financing in order to satisfy its working capital and other cash requirements. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Corporation be unable to continue as a going concern.

3.    SIGNIFICANT ACCOUNTING POLICIES:

      (a)   Principles of consolidation:

            The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Unity Wireless Systems Corp. ("Unity Systems"). All significant intercompany accounts and transactions have been eliminated.

      (b)   Use of estimates:

            The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, particularly the recoverability of inventory, equipment and goodwill, and liabilities (particularly product warranty) and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      (c)   Financial instruments:

            At December 31, 2003, the Corporation has the following financial instruments: cash and cash equivalents (including restricted cash), accounts receivable, bank indebtedness, accounts payable and accrued liabilities, and loans payable. The carrying value of these financial instruments is considered to approximate fair value based on their short-term nature.

            The Corporation accounts for its derivative financial instruments in accordance with SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities". This statement requires the Corporation to recognize derivatives on its balance sheet at fair value. The gains or losses resulting from changes in the fair value of derivative instruments will either be recognized in current earnings or in other comprehensive income, depending on the use of the derivative and whether the hedging instrument is effective or ineffective when hedging changes in fair value. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change of value. The Corporation did not hold any derivative instruments and was not involved in any hedging activities at December 31, 2003.

      (d)   Cash and cash equivalents:

            Cash equivalents include short-term deposits, which are all highly liquid securities with a term to maturity of three months or less when acquired. Short-term deposits are valued at cost.

      (e)   Inventory:

            Inventory is carried at the lower of cost, determined on an average cost method, and market. Market is considered to be replacement cost for raw materials and net realizable value for finished goods. The cost of finished goods includes the cost of raw material, direct labour, and an appropriate allocation of related overhead.

      (f)   Equipment:

            Equipment is stated at cost. Depreciation is computed on a declining balance basis over the estimated useful lives of the assets as follows:

            --------------------------------------------------------------------
            Asset                                                          Rate
            --------------------------------------------------------------------
            --------------------------------------------------------------------

            Computer equipment and software                                 30%
            Furniture and fixtures                                          20%
            Production and R&D equipment                                    20%
            --------------------------------------------------------------------

            Leasehold improvements are stated at cost and depreciated over the term of the lease on a straight-line basis.

      (g)   Patents:

            Consideration paid for acquiring patents is amortized on a straight-line basis over three years commencing with the date the patents are granted.

      (h)   Goodwill:

            Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the identifiable assets acquired, less liabilities assumed, based on their fair values. Goodwill is allocated as of the date of the business combination to the Corporation's reporting units that are expected to benefit from the synergies of the business combination.

            Goodwill is not amortized, but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the goodwill might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of the reporting unit's goodwill is determined in the same manner as the value of goodwill is determined in a business combination described in the preceding paragraph, using the fair value of the reporting unit as if it was the purchase price. When the carrying amount of a reporting unit exceeds the implied fair value of its goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the statement of operations before extraordinary items and discontinued operations.

      (i)   Impairment of long-lived assets:

            Long-lived assets, such as equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

      (j)   Income taxes:

            Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

      (k)   Advertising costs:

            Advertising costs are expensed as incurred. The Corporation incurred advertising expenses of $nil in 2003 and $24,870 in 2002.

      (l)   Foreign currency translation:

            The Corporation's functional or primary operating currency is the Canadian dollar while the reporting currency in the consolidated financial statements is the United States dollar. The Corporation's financial statements are prepared in Canadian dollars before translation to the US dollar reporting currency. The Corporation translates transactions in currencies other than the Canadian dollar into Canadian dollar amounts at the exchange rate in effect on the transaction date. Monetary assets and liabilities denominated in a currency other than the Canadian dollar are translated at the exchange rate in effect at the balance sheet date. The resulting exchange gains and losses are recognized in earnings.

            Amounts reported in Canadian dollars have been translated into US dollars as follows: assets and liabilities are translated into US dollars at the rate of exchange in effect at the balance sheet date and revenue and expense items are translated at the average rates for the period. Unrealized gains and losses resulting from the translation to the reporting currency are accumulated in cumulative translation adjustments, a separate component of stockholders' equity.

      (m)   Revenue recognition:

            Revenue from products is recognized once a sale arrangement exists, delivery has occurred, the revenue is determinable and collectibility is reasonably assured, which is upon the later of shipment or when title passes to the customer depending on the contractual terms. The Corporation does not enter into sales arrangements having post contract customer support or rights of return. The Corporation records deferred revenue when cash is received in advance of the revenue recognition criteria being met.

      (n)   Product warranty:

            A liability for estimated warranty expense is established by a charge against cost of goods sold at the time revenue is recognized as products are sold. The subsequent costs incurred for warranty claims serve to reduce the product warranty liability. The actual warranty costs the Corporation will ultimately pay could differ materially from this estimate.

      (o)   Research and development:

            Research and development costs are expensed as incurred.

      (p)   Stock option plan:

            The Corporation applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25", to account for its employee plan stock option grants. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation", established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Corporation has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123. Stock compensation granted to non-employees is recognized at its fair value as the services are provided and the options are earned.

            If the exercise price of fixed employee stock option award is reduced or if the exercise price is not fixed in the functional currency of the Corporation or in the currency the employee is paid, the award is accounted for as a variable award until the award is exercised, forfeited, or expires unexercised. The Corporation measures variable plan stock compensation as the amount by which the quoted market value of the common shares of the Corporation's stock at the reporting dates covered by the grant, exceeds the option price with changes in the market price included in the measurement of loss.

            Had compensation cost been determined based on the fair value at the grant dates for those options issued to employees and consultants, consistent with the method described in SFAS No. 123, the Corporation's loss and loss per common share would have been increased to the pro forma amounts indicated below.

        ------------------------------------------------------------------------------------------------
                                                                              2003                  2002
        ------------------------------------------------------------------------------------------------

        Loss for the year, as reported                          $      (3,007,950)      $    (2,664,841)

        Employee stock-based compensation expense
           recognized                                                       75,113                     -

        Total stock-based employee compensation
              expense determined under fair value based
              method for all awards                                      (405,013)              (17,475)
        ------------------------------------------------------------------------------------------------

        Pro forma loss                                          $      (3,337,850)      $    (2,682,316)
        ------------------------------------------------------------------------------------------------

        Basic and diluted loss per common shares,
           net as reported                                      $           (0.07)      $         (0.08)
        Pro forma                                                           (0.08)                (0.08)
        ------------------------------------------------------------------------------------------------

            The fair value of each option granted in 2003 and 2002 was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield; volatility of 159% (2002 - 148%) based on weekly stock price; risk-free interest rate of 3.25% (2002 - 3.25%) and an expected life of four years.

            The weighted-average fair value of options granted during 2003 and 2002 was $0.15 and $0.16 respectively.

      (q)   Loss per common share:

            The basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for that period. Escrow shares with time-based vesting which are not contingently returnable are included in the basic loss per share computation. Diluted loss per share is computed using the treasury stock method, giving effect to all dilutive potential common shares that were outstanding during the period except to the extent where anti-dilutive.

      (r)   Government assistance:

            Government assistance consists of government grants. Government grants are received for specific research and development projects approved by the agency. The Corporation follows the cost reduction method of accounting for government assistance, whereby the benefit of the assistance is recognized as a reduction in the cost of the related asset or credited against the expenses incurred in the statement of operations, as determined by the terms and conditions of the agreement under which the assistance is provided to the Corporation and the nature of the costs incurred. Government assistance is recognized when receipt of the assistance is reasonably assured. Reasonable assurance is based on the Corporation's past experience with claims and collections. Certain government assistance has a contingent liability for repayment. The liability to repay government assistance is recognized in the period in which conditions arise that will cause government assistance to be repayable.

      (s)   Comprehensive loss:

            Comprehensive loss measures all changes in stockholders' equity excluding capital transactions. For the periods presented, other comprehensive loss comprises of only foreign currency translation.

      (t)   Comparative figures:

            Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

      (u)   Recent pronouncements:

            In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("FAS No. 150"), which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. FAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The Corporation has adopted FAS No. 150, which had no effect on the consolidated financial statements.

            In April 2003, the FASB issued FAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("FAS No. 149"), which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS No. 133. FAS No.149 is to be applied prospectively for certain contracts entered into or modified after June 30, 2003. The Corporation has adopted FAS No. 149, which had no effect on the consolidated financial statements.

            In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which requires the consolidation of a variable interest entity by the primary beneficiary. FIN 46 also requires additional disclosure by both the primary beneficiary and enterprises that hold a significant variable interest in a variable interest entity. FIN 46 is applicable to variable interest entities created after January 31, 2003. Entities created prior to February 1, 2003 must be consolidated effective December 31, 2003. However, because the Corporation does not have any variable interest entities, there is no impact on the consolidated financial statements.

            In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus regarding EITF Issue 00-21. The consensus addresses not only when and how an arrangement involving multiple deliverables should be divided into separate elements of accounting, but also how the arrangement's consideration should be allocated among separate units. The pronouncement is effective for revenue arrangements entered into on or after July 1, 2003. The Corporation has adopted EITF Issue 00-21, which had no effect on the consolidated financial statements.

            In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 expands on previously issued accounting guidance and requires additional disclosure by a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability is applied on a prospective basis to guarantees issued or modified after December 31, 2002. The Corporation has adopted FIN 45, which had no effect on the consolidated financial statements.

4.   INVENTORY:

     -----------------------------------------------------------------------------------------------
                                                                           2003                2002
     -----------------------------------------------------------------------------------------------
     Raw materials                                            $         345,172    $        317,411
     Finished goods                                                      14,276             143,974
     -----------------------------------------------------------------------------------------------
                                                              $         359.448    $        461,385
     -----------------------------------------------------------------------------------------------

     During the year, the Corporation recorded a write-down of inventory of $382,030. The write-down of inventory was due to management's assessment of the net realizable value of current inventory balances. The write-down has been included in cost of goods sold.

5.   EQUIPMENT:

     Equipment consists of the following:

  ---------------------------------------------------------------------------------------------------------------
                                                                     2003                                   2002
  ---------------------------------------------------------------------------------------------------------------
                                                              Accumulated                            Accumulated
                                                Cost          depreciation             Cost          depreciation
  ---------------------------------------------------------------------------------------------------------------
  Computer equipment                   $     148,019     $        101,653      $    145,721    $          81,782
  Computer software                           80,515               53,679            84,290               49,159
  Furniture and fixtures                      49,537               22,456            49,537               18,934
  Leasehold improvements                      31,926               18,719            31,926               10,184
  Production and R&D equipment                99,405               57,531            99,405               39,120
  ---------------------------------------------------------------------------------------------------------------

                                       $     409,402     $        254,038      $    410,879    $         199,179
  ---------------------------------------------------------------------------------------------------------------

  Net book value                       $     155,364                           $    211,700
  ---------------------------------------------------------------------------------------------------------------

6.    BANK INDEBTEDNESS:

      The Corporation has a $95,210 (CDN$125,000) operating line bearing interest at prime and secured by a $95,210 (CDN$125,000) guaranteed investment certificate and a general security interest in all the Corporation's assets.

7.    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

     ------------------------------------------------------------------------------------------------
                                                                            2003                2002
     ------------------------------------------------------------------------------------------------
     Trade accounts payable                                        $     788,298     $     1,016,759
     Accrued liabilities                                                 168,923             227,618
     ------------------------------------------------------------------------------------------------
                                                                   $     957,221     $     1,244,377
     ------------------------------------------------------------------------------------------------

8.    CONVERTIBLE DEBENTURE:

      During November and December, 2002, the Corporation realized gross cash proceeds of $605,435 (CDN$956,323), from the issuance of 10% redeemable convertible notes of the Corporation plus 6,375,483 share purchase warrants on the completion of a private placement effected pursuant to Regulation D under the Securities Act of 1933. The debenture was convertible at the option of the holder. The agreements were signed on November 20, 2002 and December 20, 2002 and the notes were to mature on March 15, 2004. Interest on these notes was payable when the notes were fully converted or redeemed. At the option of the Corporation, the Corporation may make quarterly interest payments and redeem the notes in cash or in shares of the Corporation's common stock. The conversion price of the notes were $0.09 (CDN$0.15) per share and was subsequently repriced to $0.06 during 2003.

      Each warrant entitled the holder to purchase one of the Corporation's common shares and was exercisable at a price of $0.09 (CDN$0.15) on or before March 15, 2004, on which date the warrants will expire. These warrants were subsequently repriced to $0.05 during 2003.

      For accounting purposes, the Corporation calculated the fair value of warrants originally issued using the Black-Scholes option pricing model and the intrinsic value of the beneficial conversion feature which amounts aggregated $479,258. These assigned values were recorded by a reduction to the amount as initially assigned to the notes and as additional paid-in capital. The intrinsic value of the beneficial conversion option was the amount by which the fair value of the underlying common shares at the date of the agreement exceeded the value of shares issuable based on the carrying value of the debenture after reducing such carrying value for the fair value of the warrants. The remaining balance of $126,177 was recorded as a liability. The carrying value of the liability was being accreted to the redemption value of the notes over the period from November and December 20, 2002 to the initial maturity dates of March 15, 2004.

      During the year ended December 31, 2003, accretion of $487,266 (2002 - $11,070) has been recorded as a charge to the statement of operations, and an increase in the carrying value of the liability. Advisors to the private placement were entitled to a share commission of 10% on the face value of the notes. As of December 31, 2002, 553,215 shares were due to be issued to advisors as commission. These share subscriptions were recorded as a deferred financing cost against additional paid-in capital.

      In addition, all of the notes were converted into 10,372,673 common shares. On conversion of these notes, the carrying value of the liability was reclassified to common stock and additional paid-in capital.

9.    LOANS PAYABLE:

     -----------------------------------------------------------------------------------------------
                                                                        2003                   2002
     -----------------------------------------------------------------------------------------------
     Promissory notes                                      $          25,119      $         202,514
     -----------------------------------------------------------------------------------------------

      As at December 31, 2003, the Corporation was indebted for $25,119 by way of a promissory note payable, at an interest rate of 9.5% per annum, repayable on demand.

      During the year, the Corporation settled a promissory note of $100,000, plus accrued interest of $8,398, with the issuance of 1,806,666 common shares and 1,666,666 share purchase warrants. Each share purchase warrant entitles the holder to purchase one common share for $0.10 per share. Based on the fair value of the shares and warrants issued on the debt settlement, an expense of $766,933 was recognized.

10.   COMMON STOCK:

      Authorized share capital:

            100,000,000 common stock at par value of $0.001 per share

            5,000,000 preferred stock at par value of $0.001 per share

      (a)   Loss per share:

      The following table sets forth the computation of basic and diluted loss per share:

         --------------------------------------------------------------------------------------------------
                                                                                2003                  2002
         --------------------------------------------------------------------------------------------------
         Numerator:
         Loss for the period                                    $        (3,007,950)     $     (2,664,841)
         Denominator:
         Weighted average number of:
              Common shares outstanding                                   42,650,874            33,269,173
         --------------------------------------------------------------------------------------------------
         Basic and diluted loss per common share                $             (0,07)     $          (0.08)
         --------------------------------------------------------------------------------------------------

      For the years ended December 31, 2003 and 2002, all of the Corporation's common shares issuable upon the exercise of stock options and warrants were excluded from the determination of diluted loss per share as their effect would be anti-dilutive.

      (b)   Stock option plan:

            During the year ended December 31, 1998, the Corporation established a stock option plan pursuant to which 3,000,000 common shares were reserved for issuance. This plan was replaced on December 6, 1999, by a new stock option plan ("1999 Plan") pursuant to which 5,000,000 common shares were reserved for issuance. On July 5, 2000, the shareholders approved a change in the maximum number of options issuable under this plan to 20% of the number of common shares outstanding including shares of common stock previously issued under the plan.

            Where options issued after January 18, 2001 have an exercise price in a currency that is not either the (a) functional currency of the corporation of (b) the currency in which the employee is paid, the options are to be accounted for as variable plan options and compensation expense will be recorded equal to changes in the market value of the underlying common shares at each reporting period.

            The Corporation grants options in U.S. dollars when the functional currency of the Corporation and the currency in which employees are paid is the Canadian dollar. Accordingly, these employee options are considered to be variable options. In addition, compensation expense is recognized to the extent that options are granted having an exercise price less than the market price of the underlying share on the date of grant.

            The Corporation grants options to non-employees. For these non-employee options, compensation expense is recognized using the fair value-based method of accounting per SFAS No. 123. The fair value of non-employee grants in 2003 and 2002 was calculated using the Block-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield; volatility of 159% (2002 - 148%) based on weekly stock price; risk-free interest rate of 3.25% (2002 - 3.25%) and expected lives between 1 to 5 years.

            Included in expenses for 2003 is total stock-based compensation (recovery) of $137,179 (2002 - $(343,003)).

            Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

         -----------------------------------------------------------------------------------------------------------
                                                                                     Outstanding options
                                                                          ------------------------------------------
                                                                  Shares             Number of             Weighted
                                                               available
                                                           to be granted                common              average
                                                            under option       shares issuable       exercise price
         -----------------------------------------------------------------------------------------------------------
         Balance, December 31, 2001                            3,388,250             4,340,750               $ 0.20
         Options granted                                      (2,150,000)            2,150,000                 0.20
                                                                      --              (383,334)                0.17
         Options expired                                         995,999              (995,999)                0.27
         Increase in reserved for issuance                     1,058,389                    --                   --
         -----------------------------------------------------------------------------------------------------------

         Balance, December 31, 2002                            3,292,638             5,111,417                 0.20
         Options granted                                      (1,865,000)            1,865,000                 0.15
         Options expired                                       1,777,334            (1,777,334)                0.20
         Options exercised                                            --               (73,000)                0.16
         Increase in reserved for issuance                     4,384,735                    --                   --
         -----------------------------------------------------------------------------------------------------------
         Balance, December 31, 2003                            7,589,707             5,126,083                $0.19
         -----------------------------------------------------------------------------------------------------------

      The following table summarizes information about stock options under the plan outstanding at December 31, 2003:

         ----------------------------------------------------------------------------------------------------------
                                             Options Outstanding                                Options Exercisable
         ----------------------------------------------------------------------------------------------------------
                                                        Weighted
                                         Number          average        Weighted            Number         Weighted
                                    outstanding        remaining         average       outstanding          average
            Range of                         at      contractual        exercise                at         exercise
            exercise prices        December 31,       life (yrs)           price      December 31,            price
                                           2003                                               2003
         ----------------------------------------------------------------------------------------------------------
         $0.11 -  0.19                4,199,083             3.64           $0.15         2,304,536            $0.15
         $0.23 -  0.30                  320,000             3.36           $0.26           174,583            $0.25
         $0.31 -  0.38                  607,000             2.40           $0.36           496,666            $0.37
         ----------------------------------------------------------------------------------------------------------
                                      5,126,083             3.48           $0.19         2,975,785            $0.20
         ----------------------------------------------------------------------------------------------------------

            Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option.

            Stock options have initial terms of five years.

      (e)   Warrants:

      The following non-transferable share purchase warrants were outstanding at December 31, 2003:

         -----------------------------------------------------------------------------------------------------------
                                                           Exercise price                                    Number
            Expiry date                                         per share                                 of shares
         -----------------------------------------------------------------------------------------------------------
         May 14, 2004                                           $CDN 0.35                                   505,384
         July 15, 2005                                           $US 0.10                                 8,532,150
         August 7, 2005                                          $US 0.26                                   416,667
         October 1, 2007                                         $US 0.20                                   100,000
         October 1, 2008                                         $US 0.25                                   150,000
         -----------------------------------------------------------------------------------------------------------

11.  COMMITMENTS:

      The Corporation has the following future minimum lease commitments for premises and equipment:

     ---------------------------------------------------------------------------
     2004                                                   $             73,000
     2005                                                                 79,000
     2006                                                                 81,000
     2007                                                                 81,000
     2008                                                                 81,000
     Thereafter                                                           40,000
     ---------------------------------------------------------------------------
                                                            $            435,000
     ---------------------------------------------------------------------------

     In 2003, rent expense was $119,132 (2002 - $81,848).

12.   INCOME TAXES:

      At December 31, 2003, the Corporation has US tax net operating losses approximating $2,300,000 which will begin to expire in 2018.

      The Corporation has Canadian tax net operating losses of approximately $11,182,000 which expire as follows:

     --------------------------------------------------------------------------

     2004                                                      $     1,556,000
     2005                                                              175,000
     2006                                                            1,465,000
     2007                                                            3,059,000
     2008                                                            1,141,000
     2009                                                            2,651,000
     2010                                                            1,135,000

     --------------------------------------------------------------------------

      Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Corporation has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets.

      Significant components of the Corporation's deferred tax assets as of December 31 are as follows:

     ---------------------------------------------------------------------------------------------------
                                                                              2003                  2002
     ---------------------------------------------------------------------------------------------------
     Deferred tax assets:
     Net operating loss carry forwards                            $      4,587,973    $        4,309,257
     Depreciation/amortization                                             337,944               266,232
     Other                                                                 338,439               331,596
     ---------------------------------------------------------------------------------------------------
     Total deferred tax assets                                           5,264,356             4,907,085
     Valuation allowance                                                (5,264,356)           (4,907,085)
     ---------------------------------------------------------------------------------------------------
     Net deferred taxes                                           $             --    $               --
     ---------------------------------------------------------------------------------------------------

13.   SEGMENTED INFORMATION:

      (a)   Segment information:

            During 2003 and 2002, the Corporation was operating only in the RF power amplifier segment.

      (b)   Geographic information:

            Substantially all assets and operations are in Canada. A summary of sales by region of customer location is as follows ($000):

         -------------------------------------------------------------------------------------------------
                                                                              2003                    2002
         -------------------------------------------------------------------------------------------------
         Korea                                                    $             93         $         1,340
         China                                                                 518                     756
         Sweden                                                                164                      88
         United States                                                       1,263                     774
         Israel                                                                113                      34
         Canada                                                                217                       -
         Other                                                                   7                       -
         -------------------------------------------------------------------------------------------------
         Total sales                                              $          2,375       $           2,992
         -------------------------------------------------------------------------------------------------

      (c)   Major customers:

            Sales to customers representing greater than 10% of total sales are as follows ($000):

         -------------------------------------------------------------------------------------------------
                                                                             2003                     2002
         -------------------------------------------------------------------------------------------------
         Customer A                                         $                 452   $                  394
         Customer B                                                         1,022            Less than 10%
         Customer C                                                 Less than 10%                      649
         Customer D                                                             -                      515
         Customer E                                                             -                      404
         Customer F                                                             -                      406
         -------------------------------------------------------------------------------------------------

14.   CONTINGENT LIABILITIES:

      (a) The Corporation is currently a party to an action in the Supreme Court of British Columbia, Vancouver Registry, brought by an option holder seeking a declaration that 500,000 options to purchase shares in the common stock of the Corporation held by it have a term of unlimited duration.

            The Corporation provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. It is the opinion of management, based in part on advice of legal counsel, that the ultimate resolution of this contingency, to the extent not previously provided for, will not have a material adverse effect on the financial condition of the Corporation.

      (b)   Contingent liability on sale of products:

            (i) Under a license agreement, the Corporation is committed to royalty payments based on the sales of products using certain technologies. Royalties are paid between 6% to 7% of sales of licensed products sold integrating the XNN Technology into various products to a minimum of $150,000 within twelve months subsequent to the first commercial sales of the integrated product. No such sales have occurred to December 31, 2003. The Corporation recognizes royalty obligations as determinable in accordance with agreement terms.

            (ii) Under an agreement with the Government's National Research Council Canada IRAP ("IRAP") program, the Corporation is eligible to receive conditionally repayable government assistance amounting to $368,275 (CDN$483,491) to support the development of a multi-carrier linear power amplifier. During 2003 the Corporation claimed gross proceeds of $90,982 (CDN$132,295), which have been recorded in the consolidated statement of operations as government grant income as a reduction of expenses incurred. Under the terms of the agreement, an amount up to a maximum of $552,412 (CDN$725,236) is to be repaid at a rate of 1.5% of quarterly gross revenue commencing on September 1, 2003, on a quarterly basis.

            (iii) Under an agreement with the Canada Israel Industrial Research
                  & Development Foundation, the Corporation is eligible to receive conditionally repayable government assistance amounting to $266,595 (CDN$350,000) to support the development of a multi-carrier linear power amplifier. During 2003 the Corporation claimed gross proceeds of $163,456 (CDN$233,333), which have been recorded in the consolidated statement of operations as government grant income as a reduction of expenses incurred. Under the terms of the agreement, commencing with the first commercial transaction, 2.5% of yearly gross sales shall be paid until 100% of the grant has been repaid.

      (c)   Product warranty:

            The Corporation provides for estimated warranty costs at the time of product sale. Warranty expense accruals are based on best estimate with reference to historical claims experience. Since warranty estimates are based on forecasts, actual claim costs may differ from amounts provided. An analysis of changes in liability for product warranties follows:

         -------------------------------------------------------------------------------------------------
                                                                               2003                   2002
         -------------------------------------------------------------------------------------------------
         Balance, beginning of year                               $          31,720      $          31.500
         Provision increase                                                  21,316                 20,276
         Expenditures                                                       (14,952)               (20,056)
         -------------------------------------------------------------------------------------------------
         Balance, end of year                                     $          38,084      $          31,720
         -------------------------------------------------------------------------------------------------

15.   SUPPLEMENTARY INFORMATION:

      (a)   Cash flow information:

         ---------------------------------------------------------------------------------------------------------
                                                                                           2003               2002
         ---------------------------------------------------------------------------------------------------------
         Cash paid for:
            Interest                                                              $      12,156    $        26,716
         Non-cash financing and investing activities:
            Issuance of common shares in settlement of accounts
               payable                                                                  442,338                 --
            Issuance of common shares on conversion of convertible
               debenture                                                                624,514                 --
            Issuance of common shares and warrants on settlement
               of promissory note (note 9)                                              108,398                 --
            Warrants issued as financing cost on private placement                      (38,994)            38,994
            Note payable on reclassification of accounts payable                             --            106,559
            Purchase of equipment funded by obligation
                 under capital lease                                                         --            164,117
         ---------------------------------------------------------------------------------------------------------

      (b)   Allowance for doubtful accounts:

         --------------------------------------------------------------------------------------------------
                                                                                2003                  2002
         --------------------------------------------------------------------------------------------------
         Balance, beginning of year                                 $         33,059     $          55,873
         Bad debt expense                                                          -                15,253
         Recoveries and other adjustments                                   (21,556)              (38,067)
         --------------------------------------------------------------------------------------------------
         Balance, end of year                                       $         11,503     $          33,059
         --------------------------------------------------------------------------------------------------

16.   SUBSEQUENT EVENT:

      Subsequent to December 31, 2003, 6,032,150 shares of common stock were issued for cash proceeds of $603,215 on the exercise of warrants. An additional 6,032,150 warrants were issued to the holders, exercisable at $0.15 per share.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

Not applicable.

INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our by-laws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Delaware Business Corporation Act, against all expenses and liabilities reasonably incurred in connection with services for or on behalf of our company. To the extent that indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of our company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.


SEC registration fees                                                 $635.52

Printing and engraving expenses                                            $0

Accounting fees and expenses                                           $2,000(1)

Legal fees and expenses                                               $10,000(1)

Transfer agent and registrar fees                                      $1,000(1)

Fees and expenses for qualification under state                            $0
securities laws

Miscellaneous                                                          $1,000(1)
                                                                   ----------
Total                                                              $14,635.52


(1) We have estimated these amounts

                     RECENT SALES OF UNREGISTERED SECURITIES

In January 2001, we issued 100,000 warrants to each of Mueller & Company, Inc. and Ideas Inc. at an exercise price of $0.38, which expire on March 31, 2005. In April 2001, we issued 150,000 warrants to each of Mueller & Company, Inc. and Ideas Inc. at an exercise price of $0.29, which expire on March 31, 2005. On December 15, 2001, the consulting arrangement with Ideas Inc. was terminated and the 250,000 warrants issued to Ideas Inc. expired on December 14, 2002.

On December 24, 2001, we completed a private offering of 5,147,551 units to a group of private investors at $0.18 per unit in reliance upon Regulation D and Regulation S of the Securities Act of 1933. Each unit consisted of one share of common stock and one warrant exercisable to acquire one additional common share at $0.30 per share until December 25, 2003. The Company subsequently registered the resale of these shares and shares issuable or issued on exercise of the warrants.

On May 14, 2002, we completed a private offering of 2,317,857 units to a group of private investors at $0.28 per unit in reliance upon Regulation D and Regulation S of the Securities Act of 1933. Each unit consisted of one share of our common stock and one warrant exercisable to acquire one additional common share at $0.35 per share until May 14, 2003. The Company subsequently registered the resale of these shares and shares issuable or issued on exercise of the warrants.

On July 2, 2002, certain stockholders of our company exercised share purchase warrants issued pursuant to the December 24, 2001 private placement. A total of 899,999 warrants were exercised at $0.30 per share for total gross proceeds of $270,000. As a result of the exercise of the warrants, we issued a total of 899,999 shares of our common stock in reliance upon Regulation D and Regulation S of the Securities Act of 1933. The Company subsequently registered the resale of the shares issuable or issued on exercise of the warrants.

On August 20, 2002, a stockholder of our company exercised share purchase warrants issued pursuant to the December 24, 2001 private placement. A total of 500,000 warrants were exercised at $0.30 per share for total gross proceeds of $115,000. As a result of the exercise of the warrants, we issued a total of 500,000 shares of our common stock in reliance upon Regulation D and Regulation S of the Securities Act of 1933. The Company subsequently registered the resale of the shares issuable or issued on exercise of the warrants.

On November 20, 2002, we issued an aggregate of $524,359 (CDN$813,385) secured convertible notes to five investors, together with warrants to purchase 5,532,150 shares. On December 20, 2002, we issued an aggregate of $92,146 (CDN$142,937.50) secured convertible notes to six investors, together with warrants to purchase 843,333 shares. We issued the notes and warrants relying on Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) under the Securities Act of 1933. The Company subsequently registered the shares issued or issuable under these instruments.

On January 31, 2003, we issued 553,215 shares to Mueller & Company, Inc. These shares were issued in reliance on Rule 506 of Regulation D of the Securities Act of 1933 and subsequently registered.

During the year ended December 31, 2003, the Corporation issued 2,347,672 shares of common stock in settlement of $345,413 of trade accounts payable, and 1,806,666 shares of common stock upon settlement of a promissory note with a value of $875,331 to Beth Med rash Govoha of Lakewood. In addition, the Corporation issued in a private placement to Myer Bentob, a director of the Company, 833,333 shares of common stock for cash proceeds of $108,333. Non-registered warrants were also issued, in conjunction with the private placement to Myer Bentob, to purchase 416,667, at US$0.26 (CDN$0.36) per share. The Company issued non-registered warrants to purchase 6,865,484 shares, at US$0.10 per share, to holders of Secured Convertible Notes who exercised previous warrants to purchase the same number of shares at an exercise price that was reduced to US$0.05 per share from CDN$0.15 per share. The Company also issued non-registered warrants to purchase 1,666,666 shares at US$0.10 per share to Beth Med rash Govoha of Lakewood, 100,000 shares at US$0.20 per share to Michael Mulshine, and 150,000 shares at US$0.25 per share to Michael Mulshine. The Company also issued an additional 3,997,190 shares to holders of Secured Convertible Notes as a result of the reduction in conversion price from CDN$0.15 per share to US$0.06 per share.


Subsequent to December 31, 2003, 6,032,150 warrants were exercised for total cash proceeds of $603,215, and the Company issued to the holders of these warrants 6,032,150 additional warrants exercisable at $0.15 per share. In addition, 5,170,384 warrants were exercised for total cash proceeds of $767,558, and the Company issued to the holders of these warrants 2,585,192 additional warrants exercisable at $0.50 per share.


We issued these shares and warrants relying on Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) under the Securities Act of 1933.


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

                                                     EXHIBITS

The following Exhibits are filed with this Prospectus:

(a) Exhibits Required by Item 601 of Regulation S-B

         Exhibit
         Number   Description

3.1* Amended and Restated Certificate of Incorporation of Unity Wireless Corporation (1)


3.2**    Amended and Restated Bylaws of Unity Wireless Corporation (2)

4.1* Consulting agreement among Mueller & Company, Inc., Ideas, Inc., Mark Mueller, Aaron Fertig and Unity Wireless Corporation dated January 1, 2001 (3)


4.2* Consulting agreement amendment among Mueller & company, Inc. and Unity Wireless Corporation dated November 15, 2001 (3)

4.3* Consulting agreement among Myer Bentob and Unity Wireless Corporation dated August 7, 2003 (12)


5.1**    Opinion of Oscar D. Folger Law Offices (2)


10.1* Asset Purchase Agreement dated October 6, 2000 among Unity Wireless Systems Corporation, a British Columbia, Canada, corporation, 568608 B.C. Ltd., a British Columbia, Canada corporation, Traffic Systems, L.L.C., an Arizona limited liability company, Traffic Safety Products, Inc., an Arizona corporation and James L. Hill (4)

10.2* Intellectual Property License Agreement, dated October 6, 2000, between Unity Systems Corporation, as licensor, and Traffic Systems, LLC, as licensee (4)

10.3* Share Purchase Agreement, dated November 16, 2000 among John Robertson, Mirza Kassam, Chris Neumann, Robert Fetherstonhaugh, Unity Wireless Corporation, Stirling Mercantile Corporation, Peter A. Scott Consulting Ltd., W. Hugh Notman (5)

10.4* Asset Purchase Agreement, dated for reference December 30, 2000, among Unity Wireless Integration Corporation as vendor, Lyma Sales & Management Corp. as purchaser and Unity Wireless Corporation (6)

10.5* Agreement to Redeem Membership Interest, Transfer Intellectual Property and Amend Asset Purchase Agreement, effective April 9, 2001, by and among Traffic Systems, L.L.C., Unity Wireless Systems Corporation, Traffic Safety Products, Inc. and Jim Hill (7)

10.6*    1999 Stock Option Plan, as amended (3)

10.7*    Recommended Stock Option Grant Policy for our company (3)


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

10.8* Form of Private Placement Purchase Agreement, dated November 20, 2002, among Unity Wireless Corporation, Unity Wireless Systems Corporation, and each person or entity listed in 10.11 below. (8)

10.9* General Security Agreement, dated for reference November 20, 2002, between each of the Investors listed in Schedule 1 to the Agreement, Unity Wireless Systems Corporation and Jeffrey Rubin, as Agent. (8)

10.10* General Security Agreement, dated for reference, November 20, 2002, between each of the Investors listed in Schedule 1 to the Agreement, Unity Wireless Corporation and Jeffrey Rubin, as Agent.

10.11* Form of Secured Convertible Note issued by Unity Wireless Corporation and Unity Wireless Systems Corporation in the aggregate principle amount of $956,322.50

10.12* Licence Agreement, dated April 23, 2002, between Unity Wireless Corporation and Paragon Communications. (8)

10.13* Agreement, dated July 19, 2002, between Unity Wireless Corporation and Dekolink Wireless Ltd. (8)

10.14* Manufacturing Agreement, dated July 10, 2002, between Unity Wireless Systems Corporation and Netro Corporation. (8)

10.15* Strategic Supply Agreement, dated June 19, 2002, between Unity Wireless Systems Corporation and Avtec, AB. (8)

10.16* Investor Relations Agreement, dated April 10, 2002, between Unity Wireless Corporation and Osprey Partners. (8)

10.17* Amendment to Investor Relations Agreement, dated September 20, 2002, between Unity Wireless Corporation and Osprey Partners. (8)

10.18* Form of Addendum to Secured Convertible Note between Unity Wireless Corporation, Unity Wireless Systems Corporation and each of the following: (9)

               S. Heiman
               Casey J. O'Byrne Professional Corporation
               Moshe Rosner
               Jeffrey Rubin
               William N. Weidman
               Chancellor Apartments LLC
               Gabrielle Chaput
               Desmonde Farruga
               Shalom Torah Centers
               Sid M. Tarrabain Professional Corporation
               Mokhlis Y. Zaki

10.19* Form of warrants issued in June and July 2003 to holders of Secured Convertible Notes for an aggregate of 6,865,484 shares. (10)

10.20* Form of subscription agreement for shares of common stock and warrants issued to Myer Bentob, in a private placement, for an aggregate of 833,333 shares and 416,667 warrants.(11)

10.21* Form of warrants issued to Myer Bentob, in a private placement, for an aggregate of 416,667 shares.(11)

10.22* Form of warrants issued to Michael Mulshine for an aggregate of 100,000 shares (12)


10.23* Form of warrants issued to Michael Mulshine for an aggregate of 150,000 shares (12)


10.24* Form of agreement with Beth Med rash Govoha of Lakewood to convert promissory note into 1,806,666 shares and 1,666,666 warrants (12)

10.25* Form of warrants issued in January 2004 to previous holders of warrants issued in conjunction with Secured Convertible Notes for an aggregate of 6,032,150 shares (12)

10.26** Form of warrants issued in April 2004 to previous holders of warrants issued

21.1     Subsidiaries of our company:

         Unity Wireless Systems Corporation (British Columbia)
         321373 B.C. Ltd. (British Columbia)

23.1     Consent of KPMG, LLP**

23.2     Consent of Oscar D. Folger Law Offices (included in Exhibit 5.1)

----------
*  Previously filed
** Filed herewith

(1) Incorporated by reference to the company's Form SB-2 filed with the Securities and Exchange Commission on October 4, 2000.


(2)   Filed herewith.


(3) Incorporated by reference to the company's Form 10-KSB filed with the Securities and Exchange Commission on April 2, 2001.

(4) Incorporated by reference to the company's Form 8-K filed with the Securities and Exchange Commission on October 23, 2000.

(5) Incorporated by reference to the company's Form 8-K filed with the Securities and Exchange Commission on December 4, 2000.

(6) Incorporated by reference to the company's Form 8-K filed with the Securities and Exchange Commission on January 16, 2001.

(7) Incorporated by references to the company's Form SB-2A filed with the Securities and Exchange Commission on May 3, 2001.

(8) Incorporated by reference to our Form 10-KSB filed with the Securities and Exchange Commission on April 3, 2003.

(9) Incorporated by reference to our Form SB-2 filed with the Securities and Exchange Commission on May 2, 2003.

(10) Incorporated by reference to our Form 10-QSB filed with the Securities and Exchange Commission on August 14, 2003.

(11) Incorporated by reference to our Form 10-QSB filed with the Securities and Exchange Commission on Nov 14, 2003.

(12) Incorporated by reference to our Form 10-KSB filed with the Securities and Exchange Commission on March 29, 2004.

                                  UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

      (a) any prospectus required by Section 10(a)(3) of the Securities Act;

      (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (c) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) For the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Unity Wireless pursuant to the foregoing provisions, or otherwise, Unity Wireless has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Unity Wireless of expenses incurred or paid by a director, officer or controlling person of Unity Wireless in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Unity Wireless will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia on April 22, 2004.

UNITY WIRELESS CORPORATION


/s/ Ilan Kenig
-----------------------------------------------------
By: Ilan Kenig, President and Chief Executive Officer
(Principal Executive Officer)


/s/ Dallas Pretty
-----------------------------------------------------
By: Dallas Pretty, Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURES


/s/ Ilan Kenig
-----------------------------------------------------
Ilan Kenig, President, Chief Executive Officer and
Director (Principal Executive Officer)
May 12, 2004


/s/ Myer Bentob
-----------------------------------------------------
Myer Bentob, Director and Executive Chairman of the
Board of Directors
May 12, 2004


/s/ Andrew Chamberlain
-----------------------------------------------------
Andrew Chamberlain, Director and Corporate Secretary
May 12, 2004


/s/ Ken Maddison
-----------------------------------------------------
Ken Maddison, Director
May 12, 2004


/s/ Doron Nevo
-----------------------------------------------------
Doron Nevo, Director
May 12, 2004


/s/ Robert W. Singer
-----------------------------------------------------
Robert W. Singer, Director
May 12, 2004



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